Exhibit 10.2

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of February 9, 2023 (this “Amendment”), is made by and among Urgent.ly Inc., a Delaware corporation, for itself and each of its Subsidiaries (collectively referred to as “Borrower”), Alter Domus (US) LLC, a Delaware limited liability company, as administrative and collateral agent for Lenders (“Agent”), and each of the Lenders from time to time party hereto (collectively, the “Lenders” and each, a “Lender”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Loan Agreement (defined below) referred to below.

W I T N E S S E T H:

WHEREAS, Lenders, Agent and Borrower have heretofore entered into that certain Loan and Security Agreement, dated as of December 16, 2021 (as amended by the Waiver and First Amendment to Loan and Security Agreement, dated as of July 12, 2022 and as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”);

WHEREAS, the Lenders and the Agent are willing, on the terms and subject to the conditions set forth below, to provide the consent set forth herein and consent to the amendments to the Existing Loan Agreement set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, Agent, the Lenders and Borrower hereby agree as follows:

ARTICLE I

AMENDMENTS TO EXISTING LOAN AGREEMENT AND CONSENT

SECTION 1.1 Subject to the satisfaction (or waiver) of the conditions set forth in Article II, the Existing Loan Agreement is hereby amended as set forth in the Loan Agreement attached as Annex I hereto (the Existing Loan Agreement, as amended by this Amendment, the “Loan Agreement”).

SECTION 1.2 Subject to the satisfaction (or waiver) of the conditions set forth in Article II, notwithstanding anything to the contrary in the Existing Loan Agreement, the Loan Agreement or any other Loan Document, the transactions contemplated by the Otonomo Acquisition Documentation and the Direct Listing shall be deemed permitted under the Loan Documents.

SECTION 1.3 Each of the parties hereto acknowledges and agrees that the terms of this Amendment do not constitute a novation but, rather, an amendment of, and consent under, the terms of a pre-existing Indebtedness and related agreement, as evidenced by the Existing Loan Agreement.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

The amendments contained in Article I shall be effective on the date of the satisfaction or waiver of each of the conditions contained in this Article II (the “Effective Date”).

SECTION 2.1 Execution of Counterparts. The Agent shall have received counterparts of this Amendment duly executed and delivered by (i) Borrower (ii) Agent, and (iii) the Lenders.

SECTION 2.2 Otonomo Documentation. Borrower shall have delivered the fully executed Otonomo Acquisition Documentation (to the extent contemplated to be executed on the Effective Date) to Agent.

SECTION 2.3 Fees and Expenses. Borrower shall have paid to Agent and Lenders all expenses due and payable pursuant to the Loan Agreement which have accrued on or prior to the Effective Date to the extent summary invoices therefor have been provided at least one Business Day prior to the Effective Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties. In order to induce the Lenders and Agent to enter into this Amendment, Borrower hereby represents and warrants to the Lenders and Agent, as of the date hereof, as follows:

(a) all representations and warranties contained in this Amendment, the Loan Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Loan Party, Lender or Agent; and

(c) no Default or Event of Default exists, or will result from the execution of this Amendment and the transactions contemplated hereby.

SECTION 3.2 Non-Impairment, etc. After giving effect to this Amendment, neither the modification of the Existing Loan Agreement nor the execution, delivery, performance or effectiveness of this Amendment or any other Loan Document delivered in connection with this Amendment impairs the validity, effectiveness or priority of the Liens granted pursuant to the Loan Documents, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred.

ARTICLE IV

RELEASE

SECTION 4.1 Borrower for itself and on behalf of its heirs, legal representatives, and successors and assigns, as applicable, hereby releases Agent and Lenders and all of their Affiliates, shareholders, partners, predecessors, employees, officers, directors, attorneys, parent corporations, subsidiaries, agents, participants, assignees, servicers and receivers (collectively, the “Released Parties”), except for claims, disputes, differences, liabilities and obligations arising under this Amendment, the Loan

Agreement and/or the other Loan Documents after the date hereof, from any and all known and unknown claims, disputes, differences, liabilities and obligations of any and every nature whatsoever that they or any of them may have or claim, as of the date hereof or as of any prior date, against any one or more of the Released Parties arising from, based upon or related to the Loan Documents, or any other agreement, understanding, action or inaction whatsoever with regard to the Loan Documents or any transaction or matter related thereto, including, without limitation, the origination and servicing of the loan made under the Loan Documents and the enforcement or attempted enforcement of any rights or remedies for default or asserted default under the Loan Documents, except for any matter related to a breach of a confidentiality undertaking or a matter related to applicable securities laws (collectively, the “Released Claims”).

SECTION 4.2 Borrower further acknowledges and agrees that the Released Claims include, among other things to the extent so released under Section 4.1, all claims arising out of or with respect to any and all transactions relating to the Loan Documents based on any fact, act, inaction, or other occurrence or nonoccurrence on or prior to the date hereof, including, without limitation, any breach of fiduciary duty or duty of fair dealing, breach of confidence, breach of loan commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, violation of the Racketeer Influenced and Corrupt Organizations Act, violation of any other statute, ordinance or regulation, intentional or negligent infliction of mental or emotional distress, tortious interference with contractual relations or prospective business advantage, tortious interference with corporate governance, breach of contract, bad practices, unfair competition, libel, slander, conspiracy or any claim for wrongfully accelerating the loan made under the Loan Documents or attempting to foreclose on, or obtain a receiver for, any collateral for the loan made under the Loan Documents and all statutory claims and causes of action of every nature.

SECTION 4.3 In connection with the release contained in this Article IV (the “Release”), Borrower acknowledges that it is aware that it may hereafter discover facts in addition to or different from those that it now knows or believes to be true with respect to the Released Claims, but that it is each of their intention hereby fully, finally and forever to settle and release all such claims, disputes, differences, liabilities and obligations, known or unknown, suspected or unsuspected, that now exist, may exist or heretofore have existed by any of them against any one or more of the Released Parties. In furtherance of that intention, the Release contained in this Amendment shall be and remain in effect as a full and complete release with respect to the Released Claims notwithstanding the discovery of the existence of any such additional or different facts.

SECTION 4.4 The Release contained in this Amendment shall be effective and irrevocable upon the execution of this Amendment by the parties hereto without any further documentation or the satisfaction of any other conditions (but subject to the occurrence of the Effective Date).

SECTION 4.5 BORROWER AGREES AND ACKNOWLEDGES THAT THE RELEASED CLAIMS, TO THE EXTENT SO RELEASED UNDER ARTICLE IV, ARE NOT LIMITED TO MATTERS THAT ARE KNOWN OR DISCLOSED TO ANY OF THEM AND THAT THE RELEASED CLAIMS INCLUDE ALL CLAIMS, DISPUTES, DIFFERENCES, LIABILITIES AND OBLIGATIONS THAT ANY OF THEM DO NOT KNOW OR SUSPECT TO EXIST AS OF THE DATE HEREOF (OTHER THAN CLAIMS, DISPUTES, DIFFERENCES, LIABILITIES AND OBLIGATIONS ARISING UNDER THIS AMENDMENT, THE LOAN AGREEMENT AND/OR THE OTHER LOAN DOCUMENTS AFTER THE DATE HEREOF). BORROWER UNDERSTANDS THAT IT IS GIVING UP ALL RIGHTS AND CLAIMS AGAINST AGENT AND LENDERS AND THE OTHER RELEASED PARTIES, KNOWN OR UNKNOWN, THAT ARE IN ANY WAY RELATED TO THE COLLATERAL OR THE TERM LOANS.

ARTICLE V

MISCELLANEOUS

SECTION 5.1 Full Force and Effect; Amendment and Restatement. Except as expressly provided herein and in the Loan Agreement, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Agent or Lenders under the Existing Loan Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Loan Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Loan Agreement or any other Loan Document in similar or different circumstances. The waivers, consents and modifications set forth herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse any future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any further waiver, consent or amendment or other matter under the Loan Documents, and shall not be construed as an indication that any future waiver or amendment of covenants or any other provision of the Loan Agreement will be agreed to, it being understood that the granting or denying of any waiver or amendment which may hereafter be requested by any Loan Party remains in the reasonable discretion of Agent and Lenders.

SECTION 5.2 Loan Document Pursuant to Loan Agreement. This Amendment is a Loan Document executed pursuant to the Loan Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Loan Agreement. To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as amended by this Amendment.

SECTION 5.3 Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

SECTION 5.4 Amendments. This Amendment cannot be altered, amended, changed or modified in any respect except in accordance with Section 13.4 of the Loan Agreement.

SECTION 5.5 Execution in Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Amendment and any signed agreement or instrument entered into in connection with this Amendment, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of facsimile, photocopy, scan by e-mail delivery of a “.pdf” format data file, or any electronic signature valid under the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001, et. seq such as DocuSign shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of signature delivered or provided in that manner as a defense to the formation of a contract and each party hereto forever waives any such defense.

SECTION 5.6 Entire Agreement. This Amendment, and the terms and provisions hereof, the Loan Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

SECTION 5.7 Cross-References. References in this Amendment to any Article or Section are, unless otherwise specified or otherwise required by the context, to such Article or Section of this Amendment.

SECTION 5.8 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.9 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

SECTION 5.10 GOVERNING LAW/WAIVER OF JURY TRIAL/JUDICIAL REFERENCE/SCOPE OF AUTHORITY. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW, JURISDICTION AND WAIVER OF JURY TRIAL SET FORTH IN SECTION 13.14 OF THE LOAN AGREEMENT, AND SUCH PROVISIONS SHALL APPLY HERETO BY REFERENCE, MUTATIS MUTANDIS.

SECTION 5.11 Reaffirmation of Obligations. Each Loan Party hereby (a) acknowledges and reaffirms its Obligations under each Loan Document to which it is a party, and (b) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect. Each Loan Party hereby (i) further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Loan Agreement or any other Loan Document to Agent, on behalf and for the benefit of each Lender, as collateral security for the Obligations under the Loan Documents in accordance with their respective terms, and (ii) acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such Obligations from and after the date hereof (including, without limitation, from after giving effect to this Amendment).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower, Agent and Lenders have duly executed and delivered this Agreement as of the day and year first above written.

BORROWER:

URGENT.LY INC.

Signature:	/s/ Timothy C. Huffmyer
Print Name:	Timothy C. Huffmyer
Title:	Chief Financial Officer

ROADSIDE INNOVATION INC.

Signature:	/s/ Timothy C. Huffmyer
Print Name:	Timothy C. Huffmyer
Title:	Chief Financial Officer

URGENTLY CANADA TECHNOLOGIES ULC

Signature:	/s/ Timothy C. Huffmyer
Print Name:	Timothy C. Huffmyer
Title:	Chief Financial Officer

[Signature Page to Second Amendment to Loan and Security Agreement]

IN WITNESS WHEREOF, Borrower, Agent and Lenders have duly executed and delivered this Agreement as of the day and year first above written.

AGENT:

ALTER DOMUS (US) LLC

Signature:	/s/ Pinju Chiu
Print Name:	Pinju Chiu
Title:	Associate Counsel

[Signature Page to Second Amendment to Loan and Security Agreement]

IN WITNESS WHEREOF, Borrower, Agent and Lenders have duly executed and delivered this Agreement as of the day and year first above written.

HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P.

By: Highbridge Capital Management, LLC, as Trading Manager

By:	/s/ Steve Ardovini
Name:	Steve Ardovini
Title:	Managing Director

[Signature Page to Second Amendment to Loan and Security Agreement]

IN WITNESS WHEREOF, Borrower, Agent and Lenders have duly executed and delivered this Agreement as of the day and year first above written.

WHITEBOX MULTI-STRATEGY PARTNERS, L.P.

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Senior Legal Analyst

WHITEBOX RELATIVE VALUE PARTNERS, L.P.

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Senior Legal Analyst

PANDORA SELECT PARTNERS, L.P.

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Senior Legal Analyst

WHITEBOX GT FUND, LP

By:	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Senior Legal Analyst

[Signature Page to Second Amendment to Loan and Security Agreement]

IN WITNESS WHEREOF, Borrower, Agent and Lenders have duly executed and delivered this Agreement as of the day and year first above written.

ONEX CAPITAL SOLUTIONS HOLDINGS, LP

By:	/s/ Steve Gutman
Name:	Steve Gutman
Title:	General Counsel

[Signature Page to Second Amendment to Loan and Security Agreement]

ANNEX I

LOAN AGREEMENT

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of December 16, 2021 (the “Closing Date”), by and among the lenders from time to time party hereto (collectively, the “Lenders” and each, a “Lender”), Alter Domus (US) LLC, a Delaware limited liability company, as administrative and collateral agent for Lenders (“Agent”) and Urgent.ly Inc., a Delaware corporation (“Urgent.ly” or “Borrower”).

RECITALS

On the Funding Date, the Lenders provided Borrower a term loan in an aggregate principal amount equal to $30,000,000. On December 20, 2021, the Lenders provided Borrower an incremental term loan in an aggregate principal amount equal to $10,000,000. This Agreement sets forth the terms and conditions applicable to such term loans.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“2022 Convertible Notes” shall mean the series of Convertible Promissory Notes in a principal amount not to exceed $30,000,000, in the aggregate, which are funded on or before the date that is one year after the First Amendment Effective Date.

“2023 Convertible Notes” means any notes issued by Urgent.ly or Parent on or after the Second Amendment Effective Date; provided that any payment obligations under such notes shall have been subordinated, and any Liens securing such payment obligations shall have been subordinated, in each case, to the Obligations and the Liens securing the Obligations, as applicable, in each case, on terms and conditions satisfactory to the Required Lenders and subject to a Subordination Agreement.

“ABL Lender” means the lenders party to the ABL Loan Documents.

“ABL Loan Documents” means an asset based lending agreement (or alternative accounts receivable financing agreements, including, without limitation, factoring and receivable purchase agreements), together with security agreements and other documents entered into in connection therewith, in each case, in form and substance reasonably satisfactory to the Agent and the Required Lenders.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Administrative Questionnaire” means with respect to each Lender, an administrative questionnaire in the form provided by Agent and submitted to Agent duly completed by such Lender.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly thirty percent (30%) or more of the outstanding stock of such Person, any Person that controls or is controlled by or is under common control with such Person or any Affiliate of such Person or each of such Person’s senior executive officers, directors, members or partners.

“Agent Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and between Borrower and Agent, as may be amended, amended and restated or replaced from time to time.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws, statutes, regulations or rules in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq.) and the USA Patriot Act.

“Applicable Rate” means for any day, a per annum rate of interest as set forth on the chart below with respect to time period indicated thereon.

Time Period	Applicable Rate

From the Closing Date through (and including) June 15, 2022	10.00% per annum

From June 16, 2022 through (and including) the December 15, 2022	11.00% per annum

From December 16, 2022 through (and including) June 15, 2023	12.00% per annum

From June 16, 2023 and thereafter	13.00% per annum

“Approved Acquisitions” means (a) the Otonomo Acquisition provided that (i) the Otonomo Acquisition Documentation is not amended, restated, supplemented, or otherwise modified, no provision of the Otonomo Acquisition Documentation is waived and no consent to any action that would be prohibited by Section 5.1 of the Otonomo Acquisition Agreement in each case in any manner that is adverse to Agent or the Initial Lenders (whether in their capacity as Lenders or holders of Warrants) in any respect on or prior to the closing of the Otonomo Acquisition, and (ii) the Otonomo Acquisition occurs by December 31, 2023, and (b) following the occurrence of a Public Trading Trigger, the acquisition (including, without limitation, by merger or consolidation) by any Loan Party after the Closing Date of all or substantially all of the assets or a business line, product line or unit or division of, or a majority of the capital stock (or membership interests) of, or an exclusive license or right to use the Intellectual Property or other assets of, a non-affiliated entity (the “New Target”), where all of the following criteria are satisfied: (i) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition and Agent and the Required Lenders have received evidence that the Loan Parties are in compliance with all terms and conditions of this Agreement on a pro forma basis after giving effect to such acquisition, (ii) if the acquisition includes a merger of Borrower, Borrower shall remain the surviving legal entity after giving effect to such acquisition; (iii) if such acquisition is a stock acquisition, the Loan Parties shall cause the New Target to comply with the requirements set forth in Section 6.10 of this Agreement (unless such New Target, on a pro forma basis after giving effect to the consummation of the acquisition, constitutes an Immaterial Subsidiary); (iv) no Loan Party is required to assume or guarantee any Indebtedness other than Permitted Indebtedness in connection with the transaction or the ownership or operation of the New Target or any of New Target’s assets, (v) the business and operations of the New Target is substantially similar to that of the Borrower (or is a line of business reasonably related thereto); and (vi) the total cash consideration (including any earnout, deferred payments or management/employee compensation) payable by the Loan Parties in connection with all such transactions (or series of related transactions) does not exceed $25,000,000 in the aggregate for all Approved Acquisitions during the term of this Agreement.

“Approved Bank” has the meaning ascribed thereto in the definition of “Cash Equivalents” contained herein.

“Approved Budget” shall have the meaning given to such term in Section 6.3. The Approved Budget includes all updates and modifications in the projections provided to Agent on the First Amendment Effective Date.

“Assignment Agreement” means an agreement substantially in the form of Exhibit C attached hereto or such other form as approved by Agent.

“Bank Services” mean any products, credit services, and/or financial accommodations previously, now, or hereafter provided to the Loan Parties by SVB or its Affiliates or any other third party bank, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in SVB’s or such other applicable third party bank’s various agreements related thereto.

“Board” means each Loan Party’s board of directors (or equivalent management or oversight body).

“Borrower” has the meaning set forth in the introductory paragraph hereto and shall include any Person that has executed and delivered a Joinder Agreement pursuant to Section 6.10 (including, for the avoidance of doubt, Parent (if applicable)); provided, that, upon the consummation of a SPAC Transaction resulting in the existence of a Successor Borrower, subject to compliance with Section 7.3, each reference to “Borrower” in this Agreement and the other Loan Documents shall be deemed to include a reference to such Successor Borrower, as the context requires.

“Borrower’s Books” means all of the Loan Parties’ books and records, including: ledgers; records concerning the Loan Parties’ assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or data storage, and the related devices and equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized to close under the laws of, or are in fact closed in, New York.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (consistently applied), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (consistently applied); provided that any lease that would have properly been recognized as an “operating lease” prior to giving effect to the adoption of ASC 842 shall continue to be treated as an operating lease and shall not constitute a Capital Lease Obligation for purposes of this Agreement.

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 180 days from the date of acquisition and having one of the two highest ratings from either Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.; (c) certificates of deposit, denominated solely in U.S. Dollars, maturing within two years after the date of acquisition, issued by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia or that is a U.S. subsidiary of a foreign commercial bank; in each of the foregoing cases, solely to the extent that: (i) such commercial bank’s short-term commercial paper is rated at least A-1 or the equivalent by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (any such commercial bank, an “Approved

Bank”); or (ii) the par amount of all certificates of deposit acquired from such commercial bank are fully insured by the Federal Deposit Insurance Corporation; (d) commercial paper issued by any Approved Bank (or by the parent company thereof), in each case maturing not more than twelve months after the date of the acquisition thereof; or (e) in the case of any Foreign Subsidiary, (x) substantially similar investments of the type described in clauses (a) through (d) above denominated in foreign currencies and from similarly capitalized and rated foreign banks in the jurisdiction in which such Foreign Subsidiary is organized or operates and (y) such local currencies held by it from time to time in the ordinary course of business.

“Closing Date” has the meaning given to such term in the preamble to this Agreement.

“Closing Date Warrant” means the penny Warrant (or Warrants) in favor of the Lenders or one or more Affiliates of the Lenders providing the Term Loans to purchase their Pro Rata Percentage of 1,519,299 shares of the common stock of Urgent.ly issued to such Lenders or their Affiliates, in form and substance satisfactory to the Required Lenders. The Pro Rata Percentage of such shares for each Lender are set forth on Schedule 2.1(b).

“Code” means the Uniform Commercial Code as adopted and in effect in the State of New York, as amended from time to time, provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means the property described on Exhibit A attached hereto.

“Collateral Pledge Agreements” mean, collectively, any pledge agreement relating to the Equity Interests or evidence of Indebtedness of any Subsidiary owned directly or indirectly by a Loan Party to the extent necessary or useful to perfect Agent’s security interest therein under applicable laws.

“Commercial Tort Claim” means any “commercial tort claim” as defined in the Code.

“Commitment” means (a) with respect to all Lenders, the sum of the aggregate Term Loan Commitments and the Committed Incremental Commitments and (b) with respect to each Lender, the Term Loan Commitment or the “Total Commitment”, as the case may be, of such Lender as set forth opposite such Lender’s name on Schedule 2.1(a) attached hereto.

“Committed Incremental Commitment” means (a) with respect to all Lenders, $10,000,000 and (b) with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule 2.1(a) attached hereto under the column entitled “Committed Incremental Commitment”.

“Committed Incremental Term Loan” means the term loans provided pursuant to the Committed Incremental Commitment.

“Committed Incremental Warrant” means the penny Warrant (or Warrants) in favor of the Lenders or one or more Affiliates of the Lenders providing the Committed Incremental Term Loans to purchase their Pro Rata Percentage of 512,584 shares of the common stock of Urgent.ly issued to such Lenders or their Affiliates, in form and substance satisfactory to the Required Lenders. The Pro Rata Percentage of such shares for each Lender are set forth on Schedule 2.1(b).

“Compliance Certificate” has the meaning given to such term in Section 6.4.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Agent in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” means an agreement, the terms of which are satisfactory to Agent and Required Lenders, which is executed by Agent, the applicable Loan Party and the applicable financial institution and/or securities/investment intermediary, and which perfects Agent’s (for itself and for the benefit of the Lenders) first priority security interest in such Loan Party’s accounts maintained as such financial institution or securities/investment intermediary (subject, in terms of priority, to Permitted Liens under clause (l) of the definition thereof).

“Convertible Promissory Notes” shall mean the convertible promissory notes in the form attached as Exhibit B to the First Amendment.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether or not filed with the United States Copyright Office or foreign equivalent.

“Current Financial Statements” has the meaning given to such term in Section 5.9.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to (i) the then Applicable Rate, plus (ii) 2% per annum.

“Defaulting Lender” means any Lender that:

(a) has failed to (i) fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes) unless such Lender notifies Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due,

(b) has given written notice (and Agent has not received a revocation in writing), to the Borrower, Agent or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or

(c) has, or any Person that directly or indirectly controls such Lender has, (i) become subject to a voluntary or involuntary case under an Insolvency Proceeding, (ii) had a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (c), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Deposit Account” means any “deposit account” as defined in the Code.

“Direct Listing” means the consummation of a “direct listing”, or a similar transaction, in which the shares of common stock of Urgent.ly are listed for trading on The Nasdaq Stock Market LLC, the New York Stock Exchange or another national securities exchange or marketplace. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering and shall not constitute an IPO for purposes of this Agreement.

“Disclosure Letter” means the disclosure letter/perfection certificate dated as of the Closing Date containing certain information and schedules delivered by the Loan Parties to Agent and the Lenders (as such disclosure letter/perfection certificate may be supplemented from time to time in accordance with the terms of this Agreement).

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is one year and one day following the Maturity Date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the date that is one year and one day following the Maturity Date.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Equity Interests” mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant, convertible debt (excluding the Permitted Convertible Debt) or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) under common control with the Borrower or any of its Affiliates within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“Event of Default” has the meaning given to such term in Section 8.

“Excluded Taxes” has the meaning given to such term in Section 2.8(a).

“Existing Convertible Notes” means the convertible notes listed in Section 10 of the Disclosure Letter.

“First Amendment” shall mean the Waiver and First Amendment to Loan and Security Agreement by and among the Borrower, Agent, and the Lenders , dated as of the First Amendment Effective Date.

“First Amendment Effective Date” shall mean July 12, 2022.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” means the date on which the Term Loan is made to or on account of Borrower under this Agreement.

“GAAP” means, as of any date of determination, generally accepted accounting principles as then in effect in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“GDPR” means the European Union General Data Protection Regulation, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 of the European Parliament and the Council of the European Union and all regulations promulgated thereunder.

“Governmental Authority” means (a) any United States federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other similar non-governmental authority to whose jurisdiction that Person has consented.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiary” means any Subsidiary of Borrower with (a) book value of assets less than $400,000 and (b) third party revenue generated of less than $100,000 in any fiscal year. As of the Closing Date, the Immaterial Subsidiaries of the Borrower are set forth in Section 2(f) to the Disclosure Letter.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including interest whether charged at the Applicable Rate or otherwise) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, including any earn-out obligations, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and not more than 60 days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Contingent Obligations of such Person including indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit, (j) all obligations of such Person in respect of bankers’ acceptances, (k) obligations in respect of Disqualified Stock, and (l) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise. The amount of any Indebtedness of any Person in respect of a Hedging Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedging Agreement had terminated at the end of such fiscal quarter. In making such determination, if any agreement relating to such Hedging Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined, in each case to the extent that such agreement is legally enforceable in Insolvency Proceedings against the applicable counterparty thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer. For the avoidance of doubt, ordinary course operating leases shall not constitute Indebtedness.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law (domestic or foreign), including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is greater than all of such Person’s assets, (b) such Person is engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has incurred, or reasonably believes that it will incur, debts beyond its ability to pay such debts as they generally become due (whether at maturity or otherwise), or (d) such Person is not “solvent” or is “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.

“Intellectual Property” means all of a Person’s right, title, and interest in and to the following: domain names; Copyrights, Trademarks and Patents (including registrations and applications therefor prior to granting, and whether or not filed, recorded or issued); all trade secrets and related rights, including without limitation rights to unpatented inventions, know-how and manuals; all design rights; claims for damages by way of past, present and future infringement of any of the rights included above; all amendments, renewals and extensions of any Copyrights, Trademarks or Patents.

“Intellectual Property Security Agreement” means the agreement substantially in the form of Exhibit E hereto.

“Intercreditor Agreement” means (a) the Structural Intercreditor Agreement, and (b) any other intercreditor or other similar agreement in form and substance reasonably satisfactory to Agent and Required Lenders entered into between Agent and any ABL Lender (or any agent acting on their behalf).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means “inventory” as defined in the Code, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Loan Party, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial equity ownership in any Person (including stock, partnership interest or other securities), or any loan, advance or capital contribution to any Person.

“IPO” means a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (other than a public offering pursuant to a registration statement on Form S-8 or the Direct Listing) covering the offer and sale of the Urgent.ly’s common stock.

“Joinder Agreement” means the agreement substantially in the form of Exhibit H hereto.

“Landlord Subordination and Access Agreement” means an agreement between a Loan Party’s landlord(s) and Agent that provides Agent access to the premises that such Loan Party leases from such landlord in a form reasonably satisfactory to Agent and the Required Lenders.

“Lender Expenses” means all reasonable and reasonably documented costs or expenses (including reasonable attorneys’ fees and expenses for (x) one (1) separate counsel for Agent and (y) one (1) separate counsel for the Lenders (taken as a whole)), incurred by Agent or any Lender in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, including any amendments, modifications, consents and waiver to and/or under any and all Loan Documents; any public record searches conducted by or at the request of Agent from time to time, including without limitation, title investigations, public records searches, pending litigation and tax lien searches and searches for applicable corporate, limited liability, partnership and related records; reasonable Collateral audit fees incurred by Agent or any Lender and Agent’s and any Lender’s reasonable attorneys’ fees and expenses incurred before, during and/or after an Insolvency Proceeding (i) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral; (ii) maintaining, amending, enforcing, collecting, performing (including any workout or restructuring) or defending the Loan Documents; or incurred in any other matter or proceeding relating to the Loan Documents (including in all cases, without limit, court costs, legal expenses and reasonable attorneys’ fees and expenses, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise).

“Lien” means any pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, charge, claim, encumbrance or other lien in favor of any Person.

“Liquidation Event” means the occurrence of any of the following events: (i) other than pursuant to or in connection with a SPAC Transaction, a merger of Urgent.ly (or, following a SPAC Transaction, Parent) with another entity pursuant to which Urgent.ly (or, following a SPAC Transaction, Parent) is not the surviving entity; (ii) the sale, lease, transfer or other disposition of all or substantially all of the assets of Urgent.ly (or, following a SPAC Transaction, Parent); or (iii) (A) prior to a Public Trading Trigger, a sale or other disposition of the equity securities or interests of Urgent.ly by the equityholders of Urgent.ly as of the Closing Date (other than sales or dispositions to controlled Affiliates of such equity holders), which results in such equityholders owning less than 50% of the voting equity securities or interests of Urgent.ly immediately following such transaction or (B) after a Public Trading Trigger, any Person or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of Parent entitled to vote for members of the Board of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right). Notwithstanding the foregoing or anything herein contained to the contrary, the parties hereto acknowledge and agree that in no event shall a Public Trading Trigger or the consummation of the Otonomo Acquisition constitute a Liquidation Event.

“Loan Documents” means, collectively, this Agreement, the First Amendment, the Second Amendment, each Note, the Agent Fee Letter, each Joinder Agreement, each Notice of Borrowing, the Intellectual Property Security Agreement, the Control Agreement(s), the Landlord Subordination and Access Agreement, the Notice and Access Agreement, Collateral Pledge Agreement, any Subordination Agreement and all other documents, instruments and agreements executed or delivered by Borrower and/or any Loan Party to or for the benefit of Agent and Lenders in connection with this Agreement, all as amended or extended from time to time; provided that the Loan Documents shall not include any stock purchase agreement, options, or other warrants (including, without limitation, the Warrants) or similar equity instruments to acquire, or agreements governing the rights of, any capital stock or other equity security.

“Loan Party” means each Borrower and each Subsidiary providing a guaranty and/or granting a security interest pursuant to Section 6.10 hereof.

“Make-Whole Amount” means, as of any date of determination, an amount equal to the difference (which shall not be zero) between (A) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the principal amount of the Term Loans paid on such date (or, as the case may be, the principal amount of the Term Loans outstanding on such date) from the date of the occurrence of the making of any prepayment in accordance with Section 2.6 or otherwise (including, without limitation, as a result of acceleration and/or as otherwise contemplated by Section 2.5(b)) until the first anniversary of the Closing Date minus (B) the aggregate amount of interest the Lenders would earn if the prepaid (or deemed prepayment in the case of an acceleration of the Loans) or reduced principal amount of the Term Loans, in each case, were reinvested for the period from the date of prepayment (or deemed prepayment in the case of an acceleration of the Term Loan) or reduction until the first anniversary of the Closing Date at the treasury rate.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) the validity or priority of, or any impairment to, Agent’s security interests in the Collateral or Agent’s right to enforce any of its rights or remedies with respect to the Obligations.

“Material Contracts” means (i) prior to the occurrence of a Public Trading Trigger, any contract or agreement (whether written or oral) to which the Borrower or any of its Subsidiaries is a party where the aggregate consideration payable to or by the Borrower or such Subsidiary pursuant to the terms of such contract or agreement exceeds 10% of the Borrower’s or such Subsidiary’s expenditures for contracts or agreements of such type, with the types of “expenditures” being (A) Revenue, (B) costs and (C) operating expenditures and (ii) after the occurrence of a Public Trading Trigger, any contract or agreement (whether written or oral) to which the Borrower or any of its Subsidiaries is a party which is filed or required to be filed with the SEC under the Securities Exchange Act of 1934.

“Material Non-Public Information” means any information which is (a) not publicly available and (b) material for purposes of the United States federal and state securities laws with respect to (w) the Borrower and its Subsidiaries, (x) Otonomo and its Subsidiaries, (y) any of their Affiliates or (z) any of their respective securities.

“Maturity Date” means March 31, 2024, provided however, that if on or before March 31, 2024 Borrower completes the Direct Listing and the Otonomo Acquisition, then “Maturity Date” shall mean January 31, 2025.

“Merger Sub” means U.O ODYSSEY MERGER SUB LTD., an Israeli limited company.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Agent and the Required Lenders, made by a Loan Party in favor of Agent for the benefit of Agents and the Lenders, securing the Obligations and delivered to Agent.

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years has made or been obligated to make contributions.

“Negotiable Collateral” means all letters of credit of which a Loan Party is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“New Facility” has the meaning specified therefor in Section 6.14(c). “Non-Consenting Lender” has the meaning specified therefor in Section 13.15.

“Note” means a secured promissory note in favor of a Lender in the form and substance reasonably satisfactory to the Borrower and such Lender.

“Notice and Access Agreement” means an agreement between a third party warehouse, fulfillment center, bailee or similar entity, on the one hand, and Agent on the other, that provides Agent access to the premises containing a Loan Party’s Inventory or other Collateral.

“Notice of Borrowing” means a notice of borrowing of a Term Loan pursuant to the terms of this Agreement in substantially the form of Exhibit D.

“Obligations” means all debt, principal, interest, fees, charges, Lender Expenses and other amounts owing by Borrower or any Loan Party to Agent or a Lender of any kind and description whether arising under or pursuant to or evidenced by the Loan Documents, and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including the principal and interest due with respect to the Term Loans, and further including all Lender’s Expenses that Borrower or any Loan Party is required to pay or reimburse by the Loan Documents, by law, or otherwise. Notwithstanding the foregoing, Obligations shall not include any obligations of Borrower in connection with a warrant or other equity security of Borrower held by Agent or a Lender or their Affiliates (including, without limitation, the Warrants) or any agreements governing the rights of Agent or any Lender or their Affiliates with respect to such warrant or other equity securities.

“Otonomo” means Otonomo Technologies Ltd., an Israeli limited company.

“Otonomo Acquisition” means the acquisition by Borrower (or any Subsidiary of Borrower) of all or substantially all the assets, or a majority of the ordinary shares or other voting securities (by way of merger, consolidation, amalgamation or otherwise) of, Otonomo (or any successor thereto) pursuant to the Otonomo Acquisition Documentation.

“Otonomo Acquisition Agreement” means the fully executed Agreement and Plan of Merger, dated as of February 9, 2023, by and among Otonomo, Urgent.ly, and Merger Sub, as amended, restated, supplemented or otherwise modified from time to time.

“Otonomo Acquisition Documentation” means the Otonomo Acquisition Agreement, together with all other documents executed in connection therewith (which, in the case of such documents contemplated to be executed as of the Second Amendment Date, have been provided to Agent prior to the Second Amendment Effective Date), as amended, restated, supplemented or otherwise modified from time to time, provided that any such amendment, restatement, supplement or other modification is not, when taken as a whole, materially adverse to Agent or Lenders.

“Parent” means that certain SPAC that is organized under the laws of any state of the United States or the District of Columbia (after giving effect any domestication occurring simultaneously with any SPAC Transaction) and which has Equity Interests listed on a nationally recognized stock exchange in the United States which, upon the consummation of a SPAC Transaction, owns, directly or indirectly, 100% of the Equity Interests of Urgent.ly.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, whether or not filed with the United States Patent and Trademark Office or any foreign equivalent.

“Pension Plan” means any “employee benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 of the Internal Revenue Code or Section 302 of ERISA, and which is or was, within the preceding six years, maintained by Borrower, any of its subsidiaries or any ERISA Affiliate.

“Permitted Convertible Debt” means (i) any 2023 Convertible Notes up to an aggregate principal amount of $30,000,000 and (ii) any issuance by Urgent.ly or Parent of unsecured notes (other than the Existing Convertible Notes) that are or will become convertible into or exchangeable for a fixed number (subject to (w) a single conversion price / conversion rate reset on or before the 15 month anniversary of the issuance of such Permitted Convertible Debt, (x) customary anti-dilution adjustments, (y) “make-whole” increases and (z) other customary changes thereto) of shares of common stock of Urgent.ly or Parent, as applicable (or other securities or property following a merger event or other change of the common stock of Urgent.ly or Parent, as applicable) (and cash in lieu of fractional shares), cash or any combination thereof (with the amount of such shares, cash or such combination determined by reference to the market price of such common stock or such other securities); provided that (i) both immediately prior to and after giving effect (including pro forma effect) to such issuance, no Event of Default shall exist or result therefrom, and (ii) such notes shall (a) not be secured by a Lien on any of the Loan Parties’ assets or property, (b) not be guaranteed by any Subsidiary of Urgent.ly or Parent, as applicable, that is not a Loan Party, (c) not contain any event of default (other than customary events of default for such notes), financial covenant or negative covenant that would be more restrictive than any event of default, financial covenant or negative covenant under this Agreement without providing the same event of default, financial covenant and/or negative covenant to the Lenders and (d) not be convertible into Disqualified Stock; provided, further that notwithstanding anything to the contrary in this definition, Permitted Convertible Debt shall include the 2022 Convertible Notes. For the avoidance of doubt, and without limitation of the foregoing, for purposes of this Agreement, any such Permitted Convertible Debt shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion.

“Permitted Indebtedness” means the following:

(a) Indebtedness in favor of Agent or a Lender arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in Section 10 of the Disclosure Letter;

(c) Indebtedness consisting of: (i) capital leases; (ii) Permitted Investments allowed pursuant to Section (f) of the definition of Permitted Investments; and (iii) purchase money obligations for fixed or capital assets within the limitations set forth in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment and software financed with such Indebtedness;

(d) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is promptly extinguished;

(e) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(f) Indebtedness of any Borrower or any Subsidiary that may be deemed to exist in connection with agreements providing for warranty obligations entered into in the ordinary course of business;

(g) Indebtedness of any Borrower or any Subsidiary arising from customary cash management services or in connection with any automated clearinghouse transfer of funds in the ordinary course of business;

(h) Indebtedness of any Borrower or any Subsidiary arising from (i) customary credit card charges incurred in the ordinary course of business, and (ii) Bank Services provided by SVB or any other third party bank;

(i) Indebtedness consisting of the financing of insurance premiums contemplated by clause (i) of the definition of “Permitted Liens”;

(j) unsecured Indebtedness to trade creditors in the ordinary course of business which is more than 60 days past due (unless such Indebtedness (1) is being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with GAAP or (2) has been disclosed in writing to the Agent prior to the First Amendment Effective Date) not to exceed at any time outstanding more than $500,000 (for clarity all unsecured Indebtedness to trade creditors in the ordinary course of business which is less than 60 days past due is permitted);

(k) other unsecured obligations of any kind not to exceed at any time outstanding more than $250,000;

(l) Indebtedness of Borrower or any of its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business not to exceed in the aggregate more than $750,000 at any time outstanding;

(m) intercompany Indebtedness by and among Borrower and its Subsidiaries (subject to clauses (d) and (j) of the definition of “Permitted Investments”);

(n) unsecured Indebtedness assumed in connection with Approved Acquisitions (but not in contemplation thereof), not to exceed $10,000,000 in aggregate outstanding at any time; provided, that (x) the material terms of such Indebtedness shall be satisfactory to Agent and the Required Lenders and (y) such Indebtedness shall not mature until at least 90 days after the Maturity Date.

(o) purchase price adjustments, indemnity payments and earn-out obligations in connection with any Approved Acquisition (to the extent not in excess of the consideration limitations set forth in the definition thereof);

(p) Subordinated Debt, so long as such Subordinated Debt is on then current market terms (as reasonably determined by the Borrower in consultation with the Agent and the Required Lenders);

(q) advances or deposits received in the ordinary course of business from customers or vendors;

(r) (i) Indebtedness consisting of any Permitted Convertible Debt not to exceed $125,000,000 in the aggregate at any time outstanding (other than the 2023 Convertible Notes); provided, for the avoidance of doubt, the 2022 Convertible Notes shall be unsecured and Subordinated Debt and no amount relating thereto shall be repaid (or prepaid) in cash prior to payment in full of the Obligations (except as expressly permitted under Section 7.7) and (ii) Indebtedness consisting of any 2023 Convertible Notes; provided, for the avoidance of doubt, the 2023 Convertible Notes shall be Subordinated Debt and no amount relating thereto shall be repaid (or prepaid) in cash (other than cash in lieu of fractional shares) prior to payment in full of the Obligations (other than unasserted contingent indemnity and/or reimbursement obligations and other obligations which are expressly intended to survie the termination of this Agreement);

(s) Indebtedness in favor of Structural Lenders and ABL Lenders arising under the Structural Loan Documents and ABL Loan Documents, as applicable, not to exceed $17,500,000 (on a combined basis) in the aggregate at any time outstanding (and/or committed, in the case of Indebtedness in favor of the ABL Lenders), in each case subject to the terms of an Intercreditor Agreement; and

(t) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (b) through (s) above, provided that (i) the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries or other applicable Loan Party, as the case may be, (ii) the maturity and weighted average life to maturity with respect to any Indebtedness incurred pursuant to clauses (b), (k), (n), (p), (r) and (s) above in this definition is not shortened in connection with any such extensions, refinancings, modifications, amendments and restatements and (iii) with respect to any such extensions, refinancings, modifications, amendments and restatements of Permitted Convertible Debt or Existing Convertible Notes, such Indebtedness shall be on then current market terms (as reasonably determined by the Borrower in consultation with the Agent and the Required Lenders).

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in Sections 2 and 4 of the Disclosure Letter;

(b) Investments constituting cash and Cash Equivalents, provided such cash and Cash Equivalents are in accounts which are subject to a Control Agreement in favor of Agent to the extent required under Section 7.11 of this Agreement;

(c) Investments accepted in connection with Permitted Transfers;

(d) Investments among Loan Parties;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Loan Parties’ business;

(f) Investments consisting of the purchase of capital assets in an amount not to exceed $500,000 per fiscal year;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed $100,000 per fiscal year, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors in an aggregate amount not to exceed $250,000 per fiscal year;

(h) Approved Acquisitions;

(i) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(j) Investments in Subsidiaries that have not signed a Joinder Agreement not to exceed $250,000 in the aggregate during the term of this Agreement;

(k) Investments in accounts at financial institutions; provided, that such accounts are permitted pursuant to Section 7.11 and Agent has a perfected security interest in the amounts held in such deposit accounts as required pursuant to Section 7.11;

(l) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; provided that this shall not apply to Investments of Borrower in any Subsidiary;

(m) Investments held by any Person as of the date such Person is acquired in connection with an Approved Acquisition; provided that such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Approved Acquisition;

(n) deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Permitted Liens; and

(o) Investments not otherwise permitted hereunder in an amount not to exceed $250,000 per fiscal year.

“Permitted Licenses” mean non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, but excluding any such license or arrangement pursuant to which Borrower or its Subsidiaries incurs any recurring or one-time payment obligations to any Person (excluding inchoate indemnity obligations).

“Permitted Liens” means the following:

(a) (i) Liens existing on the Closing Date and disclosed in Section 10 of the Disclosure Letter and (ii) Liens securing the obligations of Borrower or Parent pursuant to any 2023 Convertible Notes;

(b) Liens for taxes, fees, assessments or other governmental charges or levies that are delinquent and for which Borrower maintains adequate reserves;

(c) Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment incurred solely for the purpose of financing the equipment not to exceed $650,000 outstanding at any time, or (ii) existing on such assets at the time of their acquisition, provided that with respect to clauses (i) and (ii), the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such assets; provided further that the same have no priority over Agent’s Lien in the Collateral (other than with respect to such equipment and related proceeds) and do not encumber the Collateral (other than with respect to such equipment and related proceeds);

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien (i) shall be limited to the property encumbered by the existing Lien, (ii) shall not exceed the principal amount and interest rate of the indebtedness being extended, renewed or refinanced and (iii) the term for payment, the maturity and weighted average life to maturity with respect to items listed in clause (a) above in this definition shall not decrease in connection with any such extension, renewal or refinancing and (iv) with respect to any Existing Convertible Notes shall be on then current market terms (as reasonably determined by the Borrower in consultation with the Agent and the Required Lenders);

(e) Non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of Borrower’s business;

(f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or Section 8.6;

(g) Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions to secure standard fees for services charged by, but not financing made available by such institutions; provided that Agent, for itself and the benefit of Lenders has a perfected security interest in the amounts held in such accounts to the extent required under Section 7.11 of this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(i) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(j) Liens on deposits securing obligations with suppliers entered into in the ordinary course of business and deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(k) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens attach only to Inventory and secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same;

(l) Liens in favor of Structural Lenders and ABL Lenders arising under the Structural Loan Documents and ABL Loan Documents, as applicable, to secure Permitted Indebtedness under clauses (s) or (t) (in respect of clause (s)) of the definition thereof, in each case subject to the terms of an Intercreditor Agreement;

(m) Liens in favor of SVB or any other third party bank providing Banking Services not to exceed $2,500,000 in the aggregate for Indebtedness described in clauses (h) or (t) (in respect of clause (h)) of the definition of Permitted Indebtedness;

(n) Liens arising from the filing of any financing statement on operating leases, to the extent such operating leases are permitted under this Agreement;

(o) Liens to secure workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(p) Liens on property of a Person existing at the time such Person is acquired in connection with an Approved Acquisition; provided that (i) such Liens were not created in contemplation of such Approved Acquisition, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness or obligation secured by such Lien is not prohibited under this Agreement;

(q) Liens on any earnest money deposits required in connection with an Approved Acquisition; and

(r) other Liens (not otherwise enumerated in this defined term) securing Indebtedness not exceeding $100,000 in the aggregate outstanding at any time.

“Permitted Transfer” has the meaning given to such term in Section 7.2.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any Governmental Authority.

“Pro Rata Percentage” means, with respect to any Lender (a) a percentage equal to a fraction (i) the numerator of which is such Lender’s applicable Commitment (as the case may be), then in effect plus the aggregate unpaid principal balance of the applicable Term Loans (as the case may be) of such Lender and (i) the denominator of which is the aggregate of the applicable Commitments (as the case may be) of all Lenders then in effect plus the aggregate unpaid principal balance of all outstanding applicable Term Loans (as the case may be) or (b) if all of the applicable Commitments (as the case may be) have terminated, a percentage equal to a fraction (i) the numerator of which is the aggregate unpaid principal balance of the applicable Term Loans (as the case may be) of such Lender and (i) the denominator of which is the aggregate unpaid principal balance of all outstanding applicable Term Loans (as the case may be).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Public Trading Trigger” means the first to occur of the SPAC Transaction, Borrower’s IPO or the Direct Listing.

“Qualified IPO” means an IPO (i) resulting in at least $20,000,000 of proceeds after deduction of underwriting discounts and selling commission and (ii) where Borrower, immediately following the consummation of such IPO, has on a pro forma basis Unrestricted Cash on the consolidated balance sheet of the Borrower plus any cash available to be drawn under the ABL Loan Documents and/or the Structural Loan Documents, after payment of transaction costs and expenses payable in connection with such IPO (including, for the avoidance of doubt, underwriting discounts and selling commissions), of not less $50,000,000.

“Qualified Public Trading Trigger” means the first to occur of a Qualified SPAC Transaction or a Qualified IPO.

“Qualified SPAC Transaction” shall mean a SPAC Transaction (i) with respect to which gross proceeds of not less than $20,000,000 are raised from equity investments (other than in the form of Disqualified Stock) in the ultimate parent company in the SPAC Transaction and (ii) after which, the ultimate parent company in the SPAC Transaction on a consolidated basis with all of its Subsidiaries has, on a pro forma basis, Unrestricted Cash on the consolidated balance sheet plus any cash available to be drawn under the ABL Loan Documents and/or the Structural Loan Documents, after payment of transaction costs and expenses payable in connection with such SPAC Transaction (including, for the avoidance of doubt, placement agency fees, deferred underwriting discounts and/or other selling commissions), of not less $50,000,000.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each New Facility, each in form and substance reasonably satisfactory to Agent and Required Lenders:

(a) a Mortgage duly executed by the applicable Loan Party,

(b) a title insurance policy with respect to each Mortgage;

(c) a current ALTA survey and a surveyor’s certificate, certified to Agent and to the issuer of the title insurance policy with respect thereto by a professional surveyor licensed in the state in which such real property is located and reasonably satisfactory to Agent and Required Lenders;

(d) a customary opinion of counsel in the state where such New Facility is located with respect to the enforceability of the Mortgage to be recorded; and

(e) to the extent reasonably requested by Agent, an ASTM 1527-13 Phase I Environmental Site Assessment (“Phase I ESA”) by an independent firm reasonably satisfactory to Agent and the Required Lenders with respect to such New Facility.

“Register” has the meaning given to such term in Section 13.1. “Replacement Lender” has the meaning specified therefor in Section 13.15.

“Required Lenders” means Lenders holding a majority in interest of the sum of (a) the Commitments then in effect plus (b) the aggregate unpaid principal balance of the Term Loans then outstanding; provided that (x) at any time that there are two or more Lenders, the term “Required Lenders” must include at least two Lenders (with Lenders that are Affiliates of a Lender deemed to be a single Lender for purposes of this proviso). Such portion of the aggregate Commitments and the sum of the aggregate unpaid principal amount of the Term Loans then outstanding, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Responsible Officer” means the President, Chief Executive Officer, Chief Financial Officer, Head of Finance, or Controller of a Loan Party.

“Revenue” means, for any Person, revenue received by such Person as determined in accordance with GAAP (consistently applied) from the sale of finished Goods, Inventory or services, in all cases in the ordinary course of such entity’s business, less returns, credits and sales taxes, computed using the same methodology employed in Current Financial Statements to report such matter.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons,” or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 1, 2017, Sudan) or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“SEC” means the Securities and Exchange Commission, or any governmental or regulatory authority succeeding to any of its principal functions.

“Second Amendment” means that certain Second Amendment to Loan and Security Agreement, dated as of February 9, 2023, by and among the Lenders, Agent and Borrower.

“Second Amendment Effective Date” means February 9, 2023.

“Second Amendment Fee” has the meaning given to such term in Section 2.5(g).

“Securities Account” means any “securities account” as defined in the Code.

“SPAC” means a company with no commercial operations that is formed to raise capital through a public offering for the purpose of acquiring an existing company, which for the avoidance of doubt, is deemed to be a “blank check” company under applicable U.S. securities laws.

“SPAC Transaction” means, collectively, (i) a transaction or a series of related transactions (whether by merger, consolidation, reorganization, business combination or otherwise) with a SPAC in which the outstanding shares of capital stock of Urgent.ly, a Successor Borrower or Parent are exchanged for or otherwise converted into, or otherwise become securities that are publicly listed on a U.S. national securities exchange and, if applicable and (ii) any financing transactions related to such transaction or series of related transactions, including any direct private investment and the Permitted Convertible Debt.

“Structural Agent” means Ocean II PLO LLC, as administrative agent and collateral agent for the Structural Lenders.

“Structural Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 16, 2021, by and between the Agent, the Lenders and the Structural Agent, and acknowledged by the Loan Parties, as amended, restated, supplemented, modified in accordance with the terms of such agreement.

“Structural Lenders” means the lenders party to the Structural Loan Documents.

“Structural Loan Agreement” means that certain Second Amended and Restated Loan and Security Agreement, dated as of July 12, 2022, by and among, inter alios, Urgent.ly, certain Subsidiaries of Urgent.ly from time to time that become a Loan Party (as defined therein) thereto, the Structural Lenders and the Structural Agent, as amended, restated, supplemented and/or otherwise modified from time to time after the date hereof in accordance with the terms of the Structural Intercreditor Agreement.

“Structural Loan Documents” means (a) the Structural Loan Agreement and (b) each of the “Loan Documents” (as defined in the Structural Loan Agreement).

“Subordinated Debt” means any Indebtedness incurred by a Loan Party that is subordinated to the Obligations pursuant to a Subordination Agreement on terms acceptable to Agent and Required Lenders.

“Subordination Agreement” means any subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and Required Lenders entered into between Agent and the other creditor, on terms acceptable to Agent and Required Lenders whereby a Person subordinates the Indebtedness of Borrower or any Loan Party to such Person to the Indebtedness of Borrower or any Loan Party to Agent and/or Lenders.

“Subsidiary” means any Person that is an entity of which a majority of the outstanding capital stock, membership interests or other equity interests entitled to vote for the election of directors, managers or the equivalent is owned by Borrower directly or indirectly through Subsidiaries including any Subsidiary formed after the date hereof.

“Successor Borrower” has the meaning given to such term in Section 7.3 “SVB” means Silicon Valley Bank.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any synthetic lease that would appear on a balance sheet of such Person in accordance with GAAP (consistently applied) if such obligations were accounted for as Capital Lease Obligations.

“Taxes” has the meaning given to such term in Section 2.8(a).

“Term Loan” means the Term Loan funded on the Funding Date, any Committed Incremental Term Loan funded on December 20, 2021. As of the Second Amendment Effective Date, the aggregate principal amount of the outstanding Term Loans is $40,000,000, as set forth on Schedule 2.1(a).

“Term Loan Commitment” means (a) with respect to all Lenders, $30,000,000 and (b) with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule 2.1(a) attached hereto under the column entitled “Term Loan Commitment”.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Person connected with and symbolized by such trademarks, whether or not filed with the United States Patent and Trademark Office or any foreign equivalent.

“Transfer” has the meaning given to such term in Section 7.2.

“Unrestricted Cash” of any Person, means cash or Cash Equivalents of such Person, (a) that are not, and are not required to be, designated as “restricted” on the financial statements of such Person, (b) that are not contractually required, and have not been contractually committed by such Person, to be used for a specific purpose, (c) that are not subject to (i) any provision of law, statute, rule or regulation, (ii) any provision of the organizational documents of such Person, (iii) any order of any Governmental Authority or (iv) any contractual restriction (including the terms of any Equity Interests), in each case of (i) through (iv), preventing such cash or Cash Equivalents from being applied to the payment of the Obligations, (d) in which no Person other than Agent (or the Structural Lenders or the holders of the 2023 Convertible Notes or the ABL Lenders) has a Lien other than Permitted Liens as set forth in subsection (g), (l) and/or (a)(ii) of the definition of Permitted Liens, and (e) that are held in a Deposit Account or Securities Account, as applicable, in which Agent has a valid and enforceable security interest, perfected by “control” (within the meaning of the applicable Code or for any Deposit Account or Securities Account located outside the United States, other controlling legal authority), but in all cases shall exclude the amount of such Person’s Indebtedness which is more than 10 Business Days overdue (or in the case of Indebtedness of the type described in clause (e) of the definition of Indebtedness, remains outstanding more than 10 Business Days from the date constituting Indebtedness).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 2.8(b).

“USA FREEDOM Act” means The Uniting and Strengthening America by Fulfilling Rights and Ending Eavesdropping, Dragnet-collection and Online Monitoring (USA FREEDOM ACT) Act of 2015, Public Law 114-23 (June 2, 2015), as may be amended.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as may be amended.

“Warrants” means the Closing Date Warrant and the Committed Incremental Warrant.

1.2 Other Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to (a) any other document, instrument or agreement shall include all exhibits, schedules, annexes and other attachments thereto, and (b) any law, statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, statute or regulation, and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. References to this Agreement, any of the other Loan Documents or the Structural Intercreditor Agreement shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time, provided that Borrower may amend the Disclosure Letter unilaterally only as expressly authorized in Section 5. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words or similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, (d) all references to dollars, Dollars or $ shall mean United States Dollars, and (e) all accounting terms used in this Agreement or any other Loan Document (e.g. revenue) shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, consistently applied. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

2. Loan and Terms of Payment

2.1 Commitment.

(a) Term Loan. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, each Lender agrees to lend to Borrower a Term Loan on the Closing Date in an amount equal to its Pro Rata Percentage of its Term Loan Commitment; provided that no Lender shall be required to lend more than its Pro Rata Percentage of the Term Loan Commitment as set forth on Schedule 2.1(a). If prepaid, the principal of the Term Loan may not be re-borrowed.

(b) Incremental Term Loans. On December 20, 2021, the Lenders funded the Committed Incremental Term Loans in an aggregate principal amount equal to $10,000,000. Following the First Amendment Effective Date, the Borrower shall not be permitted to request or incur additional Term Loans or any increase to the existing Term Loans.

2.2 Use of Proceeds; The Term Loan.

(a) Use of Proceeds. The proceeds of the Term Loan provided on the Funding Date or the Committed Incremental Term Loans provided on December 20, 2021 shall be used solely for the general corporate purposes of the Borrower, including without limitation growth related initiatives, refinancing of existing Indebtedness, acquisitions, and additional capex spending, in all cases subject to the terms of this Agreement.

(b) The Term Loan. The Term Loan shall be repayable as set forth in Section 2.4. Each Lender and Agent may, and are hereby authorized by Borrower to, endorse in Lender’s and Agent’s books and records appropriate notations regarding such Lender’s interest in the Term Loan; provided, however, that the failure to make, or an error in making, any such notation shall not limit or otherwise affect the Obligations.

2.3 Procedure for Making the Term Loan; Interest.

(a) Notice and Eligibility. The Notice of Borrowing for the Term Loan to be made on the Funding Date must be submitted by 3:00 p.m. New York time at least one (1) Business Day before the Closing Date. Upon receipt of a Notice of Borrowing, Agent shall immediately notify the Lenders. Each Lender’s obligation hereunder to make the Term Loan on the Funding Date shall be subject to the satisfaction of the conditions set forth in Section 3.1. Upon satisfaction of the applicable conditions for any Term Loan hereunder, each Lender with a Commitment applicable to such Term Loan agrees, severally and not jointly, to make the Term Loan to Borrower in accordance with clause (c) below (or as otherwise agreed in any amendment to this Agreement) in an aggregate principal amount equal to such Lender’s Pro Rata Percentage of such Term Loan. The amount of the requested Term Loan on the Funding Date shall be $30,000,000.

(b) Interest Rate. Interest will accrue on the unpaid principal amount of the Term Loan from the date of the Term Loan until the Term Loan has been paid in full, at a per annum rate of interest equal to the Applicable Rate, payable as set forth in Section 2.4(a). All computations of interest shall be based on a year of three hundred sixty (360) days for actual days elapsed including the first day, but excluding the last. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(c) Disbursement. Subject to the satisfaction of the conditions set forth in Section 3.1, with respect to the Term Loans to be funded on the Funding Date, each Lender shall, by not later than 12:00 noon New York time on the Funding Date, wire in immediately available funds its Pro Rata Percentage of the Term Loan to the account provide by Agent in writing. Upon receipt of all requested applicable funds, Agent shall make all funds so received available to Borrower in like funds as received by Agent by wire transfer of such in accordance with the Notice of Borrowing and any flow of funds or any such similar document attached thereto.

2.4 Payments of Principal and Interest.

(a) Interest Payments. Interest on the Term Loan shall be payable in cash (i) quarterly, in arrears, on the last Business Day of each calendar quarter, commencing on the last business day of March 2022, and (ii) at maturity (whether upon demand, by acceleration or otherwise).

(b) Principal Payment. Unless the Term Loan is prepaid in full prior to the Maturity Date, Borrower shall pay the entire unpaid principal and accrued interest and all unpaid Obligations on the Maturity Date. Agent shall allocate and distribute all such payments of principal and accrued interest to the Lenders based on each Lender’s Pro Rata Percentage.

2.5 Fees and Expenses.

(a) Closing Fee. The Borrower agrees to pay to Agent, for the account of the Lenders in accordance with their Pro Rata Percentage of the Term Loan Commitment, upfront fees equal to $600,000 (the “Closing Fee”). At the option of the Lenders, the Closing Fee may be structured as original issue discount, and the Closing Fee may be net funded on the Closing Date from the proceeds of the Term Loan. The Closing Fee shall be earned and due and payable to the Lenders in full on the Closing Date. The Pro Rata Percentage of each Lender’s Closing Fee is set forth on Schedule 2.1(b).

(b) Applicable Premium. Upon the making of any prepayment in accordance with Section 2.6 or otherwise (including, without limitation, as a result of acceleration and/or as otherwise contemplated below) at any time prior to the first anniversary of the Closing Date, the Borrower shall pay to Agent, for the account of the Lenders in accordance with their Pro Rata Percentage, the Make-Whole Amount.

Notwithstanding anything to the contrary herein, the Borrower acknowledges and agrees that if payment of the Obligations is accelerated or the Term Loan and other Obligations otherwise become due prior to the first anniversary of the Closing Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of applicable law)) or otherwise, the Make-Whole Amount with respect to any optional repayment or prepayment of the Term Loan will also be due and payable immediately as though the Term Loan were prepaid (regardless of whether all or any portion of the Term Loan were or will be paid or prepaid) and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Make-Whole Amount payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early redemption and the Loan Parties agree that it is reasonable under the circumstances currently existing. The Make-Whole Amount shall also be payable immediately in the event the Term Loans are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means on any date prior to the first anniversary of the Closing Date. EACH OF THE LOAN PARTIES EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION. The Loan Parties expressly agree (to the fullest extent they may lawfully do so) that: (A) the Make-Whole Amount is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the Make-Whole Amount shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Loan Parties expressly acknowledge that the Borrower’s agreement to pay the Make-Whole Amount to the Lenders as herein described is a material inducement to the Lenders to provide the Term Loan. For the avoidance of doubt, (i) each reference to the Term Loan in this paragraph shall include all interest (if any) that has been capitalized and added to the principal of the Term Loan from time to time and (ii) from and after the first anniversary of the Closing Date, the Make-Whole Amount may no longer become due or payable under this Section 2.5.

(c) Agent Fees. The Borrower agrees to pay Agent the fees set forth in the Agent Fee Letter.

(d) Lender Expenses. On the Funding Date, Borrower shall pay to Agent, for the benefit of the applicable Persons, all unreimbursed Lender Expenses, which Agent may deduct from the Term Loan. Thereafter, all unreimbursed Lender Expenses shall be due and payable on demand. Agent shall allocate and disburse such payments to the Person having incurred such Lender Expenses.

(e) Amendment Fee. Upon the First Amendment Effective Date, an amendment fee equal to $2,319,000 shall be fully earned and non-refundable, and shall be payable in cash by the Borrower pro rata to the Lenders on the earliest to occur of (i) the repayment in full of the Obligations (including on account of any refinancing thereof), (ii) acceleration of the Obligations or (iii) the Maturity Date.

(f) Otonomo Consent Fee. Upon the Second Amendment Effective Date, a fee equal to $4,639,000 shall be fully earned and non-refundable, and shall be payable in cash for the account of the Lenders as follows: (i) $2,319,500, upon the completion of the Direct Listing and consummation of the Otonomo Acquisition, and (ii) $2,319,500, upon the payment in full of the Obligations (whether prepaid, on the Maturity Date, upon acceleration in accordance with Section 9, or otherwise).

(g) Second Amendment Fee. Upon the Second Amendment Effective Date, an amendment fee equal to $3,000,000 (the “Second Amendment Fee”) shall be fully earned and non-refundable for the account of the Lenders, and shall be payable in cash by the Borrower pro rata to the Lenders on the earliest to occur of (i) the repayment in full of the Obligations (including on account of any refinancing thereof), (ii) acceleration of the Obligations in accordance with Section 9 or (iii) the Maturity Date.

2.6 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration. If, at the election of Agent, (acting at the direction of the Required Lenders) repayment of the Term Loan is accelerated following the occurrence and continuance of an Event of Default, then Borrower shall immediately pay to Agent for its benefit and the benefit of Lenders, as applicable (i) all accrued and unpaid payments of interest with respect to the Term Loan due prior to the date of prepayment, (ii) the outstanding principal amount of the Term Loan, (iii) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan, including all Obligations due hereunder and (iv) if applicable, the Make-Whole Amount.

(b) Mandatory Prepayment Upon a Liquidation Event. If a Liquidation Event shall occur, then Borrower shall upon such Liquidation Event pay to Agent for its benefit and the benefit of Lenders, as applicable, (i) all accrued and unpaid payments of interest with respect to the Term Loan due prior to such Liquidation Event, (ii) the outstanding principal amount of the Term Loan, (iii) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan, including all Obligations due hereunder and (iv) if applicable, the Make-Whole Amount.

(c) Reserved.

(d) Voluntary Prepayment. Borrower may voluntarily prepay the Term Loan in whole or in part, at any time; provided that each of the following conditions is satisfied: Borrower pays to Agent for its benefit and the benefit of Lenders, as applicable, (i) all accrued and unpaid payments of interest with respect to the Term Loan (or portion thereof subject to prepayment) due up to and including the date of prepayment, (ii) the outstanding principal amount of the Term Loan being prepaid, (iii) to the extent the Term Loan is being voluntarily prepaid in full, all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan, including all Obligations due hereunder and (iv) if applicable, the Make-Whole Amount.

2.7 Other Payment Terms.

(a) Place and Manner. All payments to be made by Borrower under any Loan Document, including payments of principal and accrued but unpaid interest hereunder, and all fees and Lender Expenses shall be made without setoff or counterclaim from. All payments to be made by Borrower under any of the Loan Documents shall be made by 12:00 noon New York time in immediately available funds by same day wire transfer to Agent, for its benefit and the benefit of Lenders, as applicable, in accordance with the wire transfer instructions as provided in writing by Agent from time to time. Unless otherwise determined by Agent (acting at the direction of the Required Lenders), all payments received from Borrower shall be applied first to any outstanding fees and/or Lender Expenses, then to accrued and unpaid interest, then to principal. Any wire transfer or payment received by Agent after 12:00 noon New York time may be deemed to have been received by Agent, in its sole discretion, as of the opening of business on the immediately following Business Day.

(b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Default Rate. If an Event of Default has occurred and is continuing, at the election of the Required Lenders (or automatically if an Event of Default pursuant to Section 8.9 or 8.10 is continuing), Borrower shall pay interest on the Obligations from the date of such Event of Default until such Event of Default is cured, at a per annum rate equal to the Default Rate. All computations of such interest shall be based on a year of three hundred sixty (360) days for actual days elapsed.

(d) Sharing of Payments, Etc. If any Lender (in their capacity as such), directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable Code) of Collateral) (and other than pursuant to Section 2.8, Section 13.1, Section 13.15, or any purchase option pursuant to any intercreditor agreement or any subordination agreement to which Agent is a party in connection with the Loan Documents) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by applicable requirements of law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

(e) Defaulting Lenders.

(i) Responsibility. The failure of any Defaulting Lender to fund any purchase of any participation required to be made or funded by hereunder, or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Defaulting Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(ii) Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 13.4, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly and adversely affected” pursuant to Section 13.4) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Defaulting Lender may not be increased, extended or reinstated, (B) the principal of a Defaulting Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations under the Loan Documents owing to a Defaulting Lender may not be reduced in such a manner that by its terms affects such Defaulting Lender more adversely than other Lenders, in each case, without the consent of such Defaulting Lender. Moreover, for the purposes of determining Required Lenders, the Loans and Commitments held by Defaulting Lenders shall be excluded from the total Loans and Commitments outstanding.

(iii) Borrower Payments to a Defaulting Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Defaulting Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Lenders. Upon any such unfunded obligations owing by a Defaulting Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Defaulting Lender. In the event that Agent is holding cash collateral of a Defaulting Lender that cures pursuant to clause (iv) below or ceases to be a Defaulting Lender pursuant to the definition of Defaulting Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Defaulting Lender shall be the aggregate amount of all unpaid obligations owing by such Lender to Agent, and other Lenders under the Loan Documents.

(iv) Cure. A Lender may cure its status as a Defaulting Lender under clause (a) of the definition of Defaulting Lender if such Lender fully pays to Agent, on behalf of the applicable Lenders the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder and shall not constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.8 Taxes.

(a) Payments Free from Taxes. All payments by or on account of any obligation of Borrower hereunder shall be made free and clear of, and without deduction for, any present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed under U.S. federal, state, local or any foreign law (including additions to tax, penalties and interest) (“Taxes”), except as required by applicable law. If any Taxes, other than (i) Taxes imposed on or with respect to a Lender or its assignee based on or measured with respect to overall net income or net profits (including any branch profits or franchise Taxes imposed in lieu thereof) by the jurisdiction (or any political subdivision thereof) under the laws of the jurisdiction(s) in which a Lender or its assignee is resident or deemed to be resident, is organized, or carries on business or is deemed to carry on business (other than a jurisdiction in which a Lender or its assignee would not have been treated as carrying on business but for this Agreement) to which such payment relates, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or assignee with respect to an applicable interest in an Obligation or Term Loan pursuant to a law in effect on the date on which such Lender or assignee acquires such interest in the Obligation or Term Loan, (iii) Taxes attributable to such Lender’s failure to comply with Section 2.8(b), (c) or (d), as applicable, and (iv) any U.S. federal withholding Taxes imposed under FATCA (such Taxes in clauses (i)-(iv), “Excluded Taxes”), shall be deducted (as required by law or otherwise) from, or in respect of, any such payments (including any consent or similar fees), (x) the sum payable by Borrower shall be increased as necessary so that after making all deductions

(including deductions on account of Taxes that are applicable to additional sums payable under this Section 2.8), a Lender or its assignee receives an amount equal to the sum it would have received had no such deductions been made, (y) the applicable withholding agent shall make such deductions, and (z) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws. Within thirty (30) days after the date of any payment of amounts deducted to the appropriate taxing authority (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or such other written proof of payment thereof that is reasonably satisfactory to Agent and Required Lenders. If Borrower fails to pay any Taxes (other than Excluded Taxes) when due to the appropriate taxing authority, Borrower shall indemnify Agent and Lenders (and any assignee) for any Taxes that may become payable by such person (or such person’s beneficial owners) arising out of such failure. If Borrower fails to remit to Agent for the benefit of the Lenders the required receipts or other required documentary evidence, Borrower shall indemnify Agent and Lenders (and any assignee) for any Taxes that may become payable by such person (or such person’s beneficial owners) arising out of such failure; provided, that the applicable Lender shall have used commercially reasonable efforts to claim any applicable credits in the absence of such receipts or documentary evidence. The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than any such Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document). As used herein, “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

(b) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.8(c) and 2.8(d) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(c) Foreign Lenders. Each Foreign Lender that is a party hereto on the Closing Date or becomes an assignee of an interest pursuant to Section 13.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, to the extent it is legally entitled to do so, execute and deliver to Borrower and Agent, on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), one or more (as Borrower or Agent may reasonably request) United States Internal Revenue Service Forms W-8 ECI, W-8 BEN, W-8 BEN-E, W-8 IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to a complete exemption or reduction in U.S. federal withholding Taxes. Any Foreign Lender that is claiming the benefits of the portfolio interest exception of Section 871(h) or Section 881(c) of the Internal Revenue Code shall also provide Agent and Borrower with (i) IRS Form W-8 BEN-E, or W-8 BEN, as applicable, and a certificate substantially in the form of Exhibit I-1 representing to Agent and Borrower that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and is not a “controlled foreign corporation” related to Borrower within the meaning of Sections 881(c)(3)(C) or 864(d)(4) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”), or (ii) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8

IMY, accompanied by IRS Form W-8 ECI, IRS Form W-8 BEN, IRS Form W-8 BENE, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner. Each Foreign Lender shall provide new forms (or successor forms) or certificates upon the expiration or obsolescence of any previously delivered forms or certificates and promptly notify Borrower and Agent in writing of any change in circumstances which would modify or render invalid any claimed exemption or reduction or its legal inability to otherwise provide such new forms or certificates. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth above in clauses (i) and (ii) of this Section 2.8(c)) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Agent, at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d) United States Lenders. Any Lender that is a U.S. Person and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 13.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to Borrower and Agent, on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), one or more (as Borrower or Agent may reasonably request) United States Internal Revenue Service Form W-9, certifying to such Lender’s U.S. Taxpayer Identification Number and exemption from United States federal backup withholding Taxes. Each such Lender shall provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered forms and promptly notify Loan Parties and Agent in writing of any change in circumstances which would modify or render invalid any claimed exemption or reduction or its legal inability to otherwise provide such new Form W-9.

(e) Indemnification by Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 13.1(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this paragraph (e).

(f) Refunds. If Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.8 with respect to the taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of Agent or such Lender, shall repay to Agent or such Lender the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Agent or such Lender is required to repay such refund to such Governmental Authority.

Notwithstanding anything to the contrary in this paragraph (f), in no event will Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place Agent or such Lender in a less favorable net after-tax position than Agent or such Lender would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any other Person. Without limiting the foregoing, unless required by applicable law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

(g) Survival. Each party’s obligations under this Section 2.8 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

2.9 Term. This Agreement shall become effective on the Closing Date and shall continue in full force and effect for so long as any Obligations remain outstanding (other than inchoate indemnity obligations or other obligations that expressly survive termination). Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding (other than inchoate indemnity obligations) and upon payment in full of all Obligations (other than inchoate indemnity obligations which are not the subject of an indemnity claim or other obligations that expressly survive termination), Agent’s Lien on the Collateral shall terminate automatically. This Agreement may be terminated prior to the Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to Agent and Lenders and upon receipt by Agent of payment of the Obligations (including, without limitation, the Make-Whole Amount, if applicable) in full in cash (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement).

2.10 Investment Unit Allocation. Borrower and each Lender hereby agree that the Term Loan made on the Funding Date and the Closing Date Warrant, taken together, comprise an “investment unit” for purposes of Section 1273(c)(2) of the Internal Revenue Code and to allocate the issue price of such investment unit among the Term Loan and the Closing Date Warrant in proportion to their fair market value as of the Closing Date, in accordance with Treasury Regulations Section 1.1273-2(h). Within 90 days following the First Amendment Effective Date, Borrower shall deliver to each Lender a proposed allocation of the issue price allocated between the Term Loan and the Closing Date Warrant. Each Lender shall have 30 days following delivery of such proposed allocation to review. In the event that any Lender objects in writing to such proposed allocation within such 30-day period, Borrower and each Lender (i) shall negotiate in good faith to resolve any disagreement relating to the proposed allocation and (ii) in the event that any such disagreement cannot be resolved, shall engage a mutually- agreed accounting firm (the “Accounting Firm”) to resolve such dispute as promptly as practicable but in any event within 15 Business Days, with the costs of such Accounting Firm borne equally by Borrower, on the one hand, and the Lenders, on the other hand. Borrower and each Lender agree to file all tax returns in a manner consistent with the agreed allocation or the allocation determined by the Accounting Firm, as the case may be.

3. Conditions of Closing and Term Loan.

3.1 Conditions Precedent to Funding. The obligation of each Lender to make the Term Loan is subject to the condition precedent that Agent and Lenders shall have received, in form and substance satisfactory to Agent and Required Lenders, or that Agent and Lenders shall have waived in writing the requirement to receive such item, all of the following:

(a) The Loan Documents (including the Agent Fee Letter) and the Closing Date Warrant duly executed by Borrower and its Subsidiaries required to sign a Joinder Agreement;

(b) A duly executed officer’s certificate of Borrower and any party signing a Joinder Agreement containing the following documents: (i) current certificate of incorporation (or equivalent document), (ii) bylaws, (iii) resolutions authorizing the Loan Documents and, in the case of Borrower, the Closing Date Warrant (including authorization of the reservation and issuance of Borrower’s common stock upon exercise of the Closing Date Warrant), (iv) a good standing certificate from (A) each party’s state of formation and (B) from any state where such party is, or is required to be, qualified to do business to the extent failure to so qualified could reasonably be expected to have a Material Adverse Effect and (v) incumbency and representative signatures;

(c) All necessary consents of stockholders or members and other third parties with respect to the execution, delivery and performance of the Loan Documents and, in the case of Borrower, the Closing Date Warrant (including consent to the issuance of Borrower’s common stock upon exercise of the Closing Date Warrant);

(d) An amendment to the Structural Loan Agreement;

(e) Joinder Agreement and related documentation of Roadside Innovation Inc.;

(f) All documentation and other information which Agent reasonably requests with respect to any Loan Party in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act, IRS Form W-9 and other applicable tax forms;

(g) The Current Financial Statements of Borrower;

(h) Evidence of the insurance coverage required by Section 6.8 of this Agreement;

(i) To the extent requested by any Lender, a Note in the principal amount of the Term Loan in respect of such Lender’s Pro Rata Percentage shall be provided by Borrower to such requesting Lender;

(j) A customary legal opinion of Cooley LLP, in its capacity as special counsel to the Borrower, dated as of the Closing Date and addressed to the Agent and the Lenders;

(k) Such documents, instruments and agreements, including certificates evidencing Collateral consisting of Equity Interests, UCC financing statements or amendments to UCC financing statements, as Agent shall reasonably request to evidence the perfection and priority of the security interests granted to Agent pursuant to Section 4;

(l) Confirmation that (i) the representations and warranties contained in Section 5 shall be true and correct on and as of the Funding Date (except for such representations and warranties made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date), after giving effect in all cases to any standard(s) of materiality contained in Section 5 as to such representations and warranties, and (ii) no Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to the funding of the Term Loan. The making of the Term Loan shall be deemed to be a representation and warranty by Borrower on the date of the Term Loan as to the accuracy of the facts referred to in this Section 3.1;

(m) Such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate and

(n) Borrower shall have paid all Lender Expenses and all fees due pursuant to the Agent Fee Letter.

4. Creation of Security Interest

4.1 Grant of Security Interest. To secure prompt repayment of any and all Obligations and prompt performance by the Loan Parties of each of their covenants and duties under the Loan Documents, the Loan Parties grant Agent, for itself and as agent for Lenders, a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, in each case, subject to Permitted Liens. This Agreement is intended by the parties to be a security agreement for purposes of the Code.

4.2 Duration of Security Interest. Agent’s security interest in the Collateral shall continue until the payment in full in cash and the satisfaction of all Obligations (other than inchoate indemnity obligations or other obligations that expressly survive termination), whereupon such security interest shall terminate and Agent shall, at Borrower’s sole cost and expense, promptly execute such further documents and take such further actions as may be necessary to effect the release contemplated by this Section 4.2, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.3 Possession of Collateral. So long as no Event of Default has occurred and is continuing, the Loan Parties shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Agent for perfection or protection of its security interest therein) and shall be entitled to manage, operate and use the same and each part thereof with all the rights and franchises appertaining thereto; provided, however, that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.4 Delivery of Additional Documentation Required. The Loan Parties shall from time to time execute and deliver to Agent for the benefit of Lenders, at the request of Agent, all Negotiable Collateral (having a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate) and other documents that Agent (at the direction of Required Lenders) may reasonably request, in a form satisfactory to Agent and Required Lenders, to perfect and continue the perfection of Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. For the avoidance of doubt, if a Loan Party acquires a Commercial Tort Claim (which could reasonably be expected to result in damages in excess of Two Hundred Fifty Thousand Dollars ($250,000)), such Loan Party shall promptly notify Agent in a writing signed by such Loan Party of the general details thereof and upon Agent’s request (at the direction of the Required Lenders), such Loan Party shall promptly, but in no event more than three (3) Business Days after such request agree to an amendment to the definition Collateral in Exhibit A hereto to include such Commercial Tort Claim, such amendment to be in form and substance as required by Agent.

4.5 Right to Inspect. Agent and/or a representative of the Required Lenders (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year at the expense of the Borrower (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify the Loan Parties’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5. Representations and Warranties

Each Loan Party represents, warrants and covenants to Agent and Lenders as follows, which representations, warranties and covenants shall survive the execution and delivery of this Agreement and the providing of any Term Loan pursuant hereto:

5.1 Due Organization and Qualification. Each Loan Party is (a) duly formed and existing under the laws of its state or other jurisdiction of formation and (b) qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except, solely in the case of this clause (b), where the failure to do so could not reasonably be expected to cause a Material Adverse Effect. Each of the Loan Parties’ Subsidiaries is duly formed and validly existing under the laws of its respective jurisdiction of formation.

5.2 Authority. The execution, delivery, and performance of the Loan Documents are within the Loan Parties’ powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision of a Loan Party’s certificate of incorporation. No Loan Party is in default under any Material Contract to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect and the execution and delivery by any Loan Party of the Loan Documents will not cause a breach of any Material Contract to which a Loan Party is a party or by which it is bound.

5.3 Subsidiaries. The Loan Parties have no Subsidiaries other than as disclosed in Section 2 of the Disclosure Letter, as may be amended. Except as disclosed in Section 2 of the Disclosure Letter, as may be amended, the ownership interests in each Subsidiary is evidenced by a physical certificate which to the extent required pursuant to Section 7.9 of this Agreement, has been delivered (or will be delivered substantially concurrently with the acquisition thereof) to Agent in furtherance of its Lien on the Collateral. Each Subsidiary is duly formed and validly existing under the laws of its respective jurisdiction. On the Closing Date, Urgently Canada Technologies ULC owns or holds total assets with a fair market value of no greater than $900,000.

5.4 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which a Loan Party is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will (a) conflict with or result in a breach of any material law or any material regulation, order, writ, injunction or decree of any court or governmental instrumentality or (b) result in the creation or imposition of any Lien on any assets of Borrower or any Subsidiary, other than Permitted Liens and Liens granted to Agent under this Agreement.

5.5 Enforceability. The Loan Documents have been duly executed and delivered by the Borrower and/or any Loan Party that is a party thereto, and constitute legal, valid and binding obligations of Borrower or such Loan Party, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.6 No Prior Encumbrances. The Loan Parties have good and marketable title to the Collateral, free and clear of Liens, except for the Lien held by Agent and except for other Permitted Liens. The Loan Parties have all right to dispose of the Collateral free and clear of all Liens except for Permitted Liens.

5.7 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. As of the Closing Date and each date that a Compliance Certificate is to be delivered (a) in the most recent five (5) years, the Loan Parties have not done business under any name other than that specified on the signature page hereof or as disclosed on Section 1 or 2 of the Disclosure Letter, as may be amended, (b) the chief executive office, principal place of business, and the locations where the Loan Parties maintain their records concerning the Collateral are presently located at the address(es) set forth on Section 3 of the Disclosure Letter, as may be amended (c) the tangible property included in the Collateral is presently located at the address(es) set forth on Section 3 of the Disclosure Letter, as may be amended, and (d) the information in the Disclosure Letter is accurate and complete in all material respects. Except as disclosed in Section 3 of the Disclosure Letter, as may be amended, no Collateral is in the possession of a bailee or any third party.

5.8 Litigation; Governmental Action. Except as set forth in Section 6 of the Disclosure Letter, as amended/or as otherwise disclosed to Agent and Lenders pursuant to Section 6.3 hereof, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened by or against Borrower or any of its Subsidiaries involving (i) more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000), (ii) fines, penalties or other sanctions by any Governmental Authority, or (iii) claims for injunctive or equitable relief.

5.9 Financial Statements. As of the Closing Date, Agent and the Lenders have received (a) audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2020, and the related consolidated statement of operations, shareholder’s equity and cash flows for the fiscal year then ended, and (b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the 9 months ended September 30, 2021, and the related consolidated statement of operations and cash flows for the 9 months then ended (the “Current Financial Statements”). The Current Financial Statements fairly present in all material respects Borrower’s consolidated financial condition as of the dates thereof and consolidated results of operations for the periods then ended, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosures. On the Closing Date, there has not been a material adverse change in the financial condition of Borrower since the date of the most recent of such Current Financial Statements.

5.10 Solvency. After July 15, 2022, the Borrower and its Subsidiaries are not Insolvent.

5.11 Taxes. Except as set forth on the Disclosure Letter, Borrower and each Subsidiary has filed or caused to be filed all federal tax returns and other material tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all Taxes before the same become delinquent, other than payments of Taxes in an aggregate amount not to exceed $100,000 or except to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. Except as set forth on the Disclosure Letter Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or any Subsidiary’s prior tax years which could result in additional Taxes in excess of $100,000 becoming due and payable. Borrower and each Subsidiary have paid all amounts necessary, if any, to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any Subsidiary have withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any Subsidiary in excess of $250,000, including any such liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.12 Consents and Approvals. No approval, authorization or consent of any trustee or holder of any Indebtedness or obligation of any Loan Party or of any other Person under any material agreement, contract, lease or license or similar document or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound, is required to be obtained by any Loan Party in order to make or consummate the transactions contemplated under the Loan Documents except for those that have already been obtained and are in full force and effect. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by any Loan Party in order to make or consummate the transactions contemplated under the Loan Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

5.13 Intellectual Property. Borrower and each Subsidiary is the sole owner of its Intellectual Property, except for (i) over the counter software and non-customized mass market licenses that are commercially available to the public, (ii) non-exclusive licenses granted by Borrower to its customers or other third parties in the ordinary course of business, (iii) exclusive licenses as to a single territory (other than the United States) or market segment (outside the United States) in the ordinary course of Borrower’s business not to exceed eighteen months of duration and approved in advance in writing by Agent and Required Lenders, such approval not to be unreasonably withheld, and (iv) Intellectual Property licensed to Borrower or its Subsidiaries. Section 4 of the Disclosure Letter, as may be amended, lists all of Borrower’s and each Subsidiary’s registered Intellectual Property together with all other Intellectual Property that is material to Borrower’s or any Subsidiary’s business (except for over the counter software and non-customized mass market licenses that are commercially available to the public). No Intellectual Property material to Borrower’s business is owned by any Subsidiary that is not a Loan Party. Except as set forth in the Disclosure Letter, as amended, (a) each of the Copyrights, Trademarks and Patents owned by Borrower or any Subsidiary that is material to its business is valid and enforceable, (b) no part of the Intellectual Property owned by Borrower or any Subsidiary that is material to its business has been judged invalid or unenforceable, in whole or in part, (c) no claim has been made to Borrower or any Subsidiary that any material Intellectual Property violates or infringes the rights of any third party, and (d) neither Borrower, nor any Subsidiary is a party to, or bound by, any material inbound license or other agreement that restricts the grant by Borrower or any Subsidiary of a security interest in Borrower’s or such Subsidiary’s rights in such license or agreement or any other Intellectual Property. Each Loan Party has a valid license agreement for the use of Intellectual Property rights of third parties known to Borrower to be necessary to the conduct of Borrower’s business.

5.14 Accounts. All of the Loan Parties’ Deposit Accounts and Securities Accounts are listed on Section 4 of the Disclosure Letter, as may be amended. Each of such accounts is subject to a Control Agreement in favor of Agent to the extent required under Section 7.11 of this Agreement. Prior to opening any new account after the Closing Date, the Loan Parties shall first notify Agent and not deposit any funds or securities into such account until such account is subject to a Control Agreement in favor of Agent to the extent required under Section 7.11 of this Agreement, whereupon, the Loan Parties shall be deemed to have updated Section 4 of the Disclosure Letter to include such new account.

5.15 Environmental Condition. None of Borrower’s or any Subsidiary’s material properties or assets has ever been used by Borrower or any Subsidiary or, to the Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in material compliance with applicable law; to Borrower’s knowledge, none of Borrower’s material properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any material Revenue or to any material real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any material action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.16 Government Consents. The Loan Parties obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of the Loan Parties’ business as currently conducted, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

5.17 Full Disclosure. No representation, warranty or other statement made by any Loan Party in any Loan Document, certificate or written statement furnished to Agent or any Lender, taken together with all such certificates, Loan Documents and written statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such Loan Documents, certificates or statements not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.18 Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, spoilage, non-conformance, or payment dispute, except for Inventory for which adequate reserves have been made.

5.19 Sanctioned Persons. None of Borrower or any of its Subsidiaries, and to Borrower’s knowledge, any of their directors, officers, agents, employees or Affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Loan Parties will not directly or indirectly use the proceeds of the Term Loan or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

5.20 Foreign Assets Control Regulations, Etc.

(a) Neither the borrowing of the Term Loan by Borrower hereunder nor its use thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”), (iv) USA PATRIOT ACT, or (v) USA FREEDOM ACT. No part of the Term Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) Neither Borrower nor any Subsidiary (i) is or will become a “blocked person” as described in Section 1.01 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c) Each of Borrower and any Subsidiary and their Affiliates are in compliance, in all material respects, with the USA PATRIOT ACT and the USA FREEDOM ACT.

5.21 [Reserved].

5.22 Other Permitted Amendments to Disclosure Letter. In addition to those Sections of the Disclosure Letter which Borrower is permitted to amend as expressly set forth in this Section 5, Borrower may also amend the other Sections of the Disclosure Letter, with the exception of Section 10 of the Disclosure Letter which may only be amended to the extent the Indebtedness and Liens per any such amendment are otherwise permitted under the express terms of this Agreement. All such amendments to the Disclosure Letter may be made without Agent’s or Lenders’ consent, and shall be made by delivery of an amended Disclosure Letter (together with, in each case, a copy marked to show changes from the previous version) by email to Agent.

6. Affirmative Covenants

The Loan Parties covenant and agree that, until the full and complete payment of the Obligations (other than inchoate indemnity obligations) in cash, the Loan Parties shall do all of the following:

6.1 Good Standing. Each Loan Party shall maintain its corporate existence and good standing in its jurisdiction of formation and maintain qualification in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance. Borrower and each Subsidiary shall comply with all applicable federal and state statutes, laws, ordinances and government rules and regulations to which it or its operations is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Agent by email to the address specified pursuant to Section 11 (and Agent shall deliver same to Lenders immediately upon receipt thereof, subject to the terms of Section 13.12), and Agent and Lenders shall be entitled to rely on the information contained therein: (A) if the Structural Loan Agreement is in effect, the materials required to be delivered under Section 6.3 of the Structural Loan Agreement or (B) if the Structural Loan Agreement is no longer in effect, (a)(i) unless a Public Trading Trigger has occurred, as soon as available, but in any event within thirty (30) days after the end of each calendar month, Borrower’s consolidated financial statements including a cash flow statement, income statement and balance sheet for the period reported, and certified by a Responsible Officer, and (ii) after the occurrence of a Public Trading Trigger, as soon as available, but in any event within forty-five (45) days after the end of the first three fiscal quarters of any fiscal year (or, if later, by the date on which such financial statements are required to be filed with the SEC), Borrower’s consolidated financial statements including a cash flow statement, income statement and balance sheet for the period reported, and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred and fifty (150) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower in accordance with GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent and Required Lenders; (c) as soon as available, but in any event within forty -five (45) days after the end of Borrower’s fiscal year, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a quarterly format, as approved by the Board and Agent and Required Lenders (with such Agent’s and Required Lenders’ approval not to be unreasonably withheld) (as updated to include all updates and modifications in the projections provided to Agent on the First Amendment Effective Date and as otherwise updated in accordance with the provisions of this Agreement, the “Approved Budget”); provided, that, the Agent shall not deliver any such Approved Budget to any Lender that notifies Agent in writing that it does not want to receive the Approved Budget; (d) upon Agent’s request (at the direction of the Required Lenders), within thirty (30) days after the end of any month that ends on the last day of a fiscal quarter, together with the delivery of the financial statements required pursuant to clause (a) above for such month, a management’s discussion and analysis of the important operational and financial developments during such fiscal quarter with a comparison to such period during the prior year; (e) Borrower shall provide notice to Agent within 5 days of any calendar month in which Unrestricted Cash on the last day of such calendar month is less than $10,000,000, and upon Agent’s request following receipt of such notice, Borrower will provide 13 week cash flow statements in form and substance satisfactory to Agent and the Required Lenders; (f) upon Agent’s request (at the direction of the Required Lenders), copies of Borrower’s and Subsidiary’s bank or brokerage statements delivered monthly as soon as available following the first day of the month reflecting the prior ninety days of activity, from all institutions, whether or not in the U.S., where

Borrower or a Subsidiary maintains deposit or securities accounts; (g) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders and debt holders, when made available to such holders; (h) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages to Borrower or any Subsidiary exceeding $500,000, fines, penalties or other sanctions by any Governmental Agency, or claims for injunctive or equitable relief; (i) promptly upon receipt thereof (but in any event no more than 3 Business Days thereafter), (A) copies of any amendments, waivers, consents or other modifications to the 2022 Convertible Notes, Structural Loan Documents and the ABL Loan Documents, as applicable, and (B) notices of default required to be delivered pursuant to the 2022 Convertible Notes, Structural Loan Documents and the ABL Loan Documents, as applicable, (j) other financial information as Agent or any Lender may reasonably request from time to time promptly after such request. Notwithstanding the foregoing, after the occurrence of a Public Trading Trigger, documents required to be delivered pursuant to the terms of this Section 6.3 shall be delivered as and when filed with the SEC and may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website and notifies Agent by email to the address specified pursuant to Section 11 that such materials have been posted or a link has been provided.

6.4 Certificates of Compliance; Disclosure Letter Updates. Each time financial statements are required to be furnished pursuant to Section 6.3(a) or (b) above, there shall be delivered to Agent a certificate signed by a Responsible Officer (each a “Compliance Certificate”) in the form attached hereto as Exhibit F certifying that as of the end of the reporting period for such financial statements, the Loan Parties were in full compliance with all of the terms and conditions of the Loan Documents (or setting forth exceptions), and setting forth such other information as Agent shall reasonably request. If any information contained in the Schedules to the Disclosure Letter changes after the Closing Date and if that information relates to a subsection of Section 5 which specifically allows for information in the Disclosure Letter to be updated after the Closing Date, Borrower shall update such information in an amended Disclosure Letter (if applicable), to be delivered with the next Compliance Certificate then due. Borrower shall deliver the Compliance Certificate and updated Disclosure Letter (if any) to Agent by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein.

6.5 Notice of Defaults. As soon as possible, and in any event within three (3) Business Days after the discovery of a Default or an Event of Default, notify Agent of the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto. Borrower shall deliver such notice to Agent by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein.

6.6 Taxes. Except as set forth in the Disclosure Letter, Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all federal and material state and local Taxes, assessments, or contributions required of it by law or imposed on its income or upon any properties belonging to it (other than payments of due and payable Taxes in an aggregate amount not to exceed $250,000); and each Loan Party will make due and timely payment or deposit of all material related tax payments and withholding Taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., and state disability, and will, upon request, furnish Agent with proof satisfactory to Agent and Required Lenders indicating that such Loan Party has made such payments or deposits; provided that no Loan Party need make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is fully reserved against by such Loan Party.

6.7 Maintenance. Each Loan Party, at its expense, shall maintain the Collateral in good condition, normal wear and tear and casualty and condemnation excepted, and will comply in all material respects with all laws, rules and regulations to which the use and operation of the Collateral may be or become subject. Such obligation shall extend to repair and replacement of any partial loss or damage to the Collateral, regardless of the cause, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.8 Insurance.

(a) Each Loan Party shall maintain, at its sole cost and expense, with financially sound and reputable insurance companies not affiliates of Borrower, insurance with respect to the Collateral, its and its Subsidiaries’ properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Agent and Required Lenders.

(b) All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Agent and Required Lenders, showing Agent for itself and the benefit of Lender as an additional loss payee thereof, and all liability insurance policies shall show Agent for itself and the benefit of Lender as an additional insured and shall specify that the insurer must give at least thirty (30) days’ notice to Agent before canceling its policy for any reason (except for nonpayment, which shall be ten (10) days prior notice). Borrower shall promptly deliver to Agent its current copy of such policies of insurance, evidence of the payments of all premiums therefor and insurance certificates and related endorsements thereto, it being understood that any time there is a change or renewal of insurance, it is Borrower’s obligation to promptly deliver such materials to Agent.

(c) Each Loan Party shall bear the risk of the Collateral being lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a Governmental Authority for any reason whatsoever at any time. Proceeds payable under any insurance policy shall, at Agent’s option, be payable to Agent for the benefit of the Lenders on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000) toward the replacement or repair of destroyed or damaged property; and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent for the benefit of the Lenders on account of the Obligations.

6.9 Intellectual Property Rights.

(a) Concurrently with the delivery of each Compliance Certificate for the months ending March 31, June 30, September 30 and December 31 pursuant to Section 6.4, Borrower shall give Agent written notice of: (i) any registration or filing of any Trademark, Copyright or Patent by Borrower or any Subsidiary including the date of such registration or filing, the registration or filing numbers, the location of such registration or filing, and a general description of such registration or filing; (ii) any material change to Borrower’s or any Subsidiary’s material Intellectual Property, but excluding changes to source code, operating manuals and the like made in the ordinary course of business, and (iii) any Loan Party’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of its or any Subsidiary’s material Intellectual Property.

(b) Agent may audit the Loan Parties’ Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Agent shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that any Loan Party is required under this Section to take but which such Loan Party fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Agent for all Lender Expenses incurred in the exercise of its rights under the previous sentence.

6.10 Formation or Acquisition of Subsidiaries. Notwithstanding anything in the Loan Documents to the contrary, within thirty (30) days of the date that any Loan Party forms any direct or indirect Subsidiary (other than any Immaterial Subsidiary) or acquires any direct or indirect Subsidiary (other than any Immaterial Subsidiary), such Loan Party shall (a) cause such new Subsidiary to provide to Agent a Joinder Agreement, together with such other Loan Documents, all in form and substance satisfactory to Agent and Required Lenders (including being sufficient to grant Agent, for itself and for the benefit of Lenders, a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary (to the extent the same constitutes Collateral), in form and substance satisfactory to Agent and Required Lenders, and (c) provide to Agent all other documentation in form and substance satisfactory to Agent and Required Lenders that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above, including all documentation and other information which Agent may reasonably request with respect to any new Subsidiary that signs and delivers a Joinder Agreement in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act, an IRS Form W-9 or other applicable tax forms. For the avoidance of doubt, from and after consummation of the Otonomo Acquisition, Borrower and its Subsidiaries shall be required to enter into applicable foreign law loan and security documents with respect to Otonomo and its Subsidiaries pursuant to (and within the timeframes set forth in) this Section 6.10.

6.11 Financial Covenants. The Loan Parties shall maintain at all times after the First Amendment Effective Date, Unrestricted Cash at the end of each calendar month in an amount not less than Five Million Dollars ($5,000,000); provided, that, if any other outstanding Indebtedness of the Loan Parties contains an “Unrestricted Cash” (or any similar concept) financial covenant that is greater than $5,000,000, then the financial covenant set forth in this Section 6.11 shall be such greater amount. Notwithstanding the foregoing, if the Loan Parties fails to have Unrestricted Cash of at least Five Million Dollars ($5,000,000) at any time after the First Amendment Effective Date, Borrower shall have the right to, not later than five (5) days following such date that Unrestricted Cash is below Five Million Dollars ($5,000,000), pay Agent (for the account of the Lenders) a fee in the amount of 1.0% of the outstanding principal balance of the Obligations and upon payment of such fee, the breach under this Section 6.11 shall not be deemed an Event of Default under Section 8.2 (or otherwise) and the Loan Parties shall not be required to be in compliance with this Section 6.11 until the date that is ten (10) days after the date of such payment, after which such ten (10) day period the failure by the Loan Parties to maintain Unrestricted Cash of at least Five Million Dollars ($5,000,000) at all times shall be deemed to be an Event of Default under Section 8.2.

6.12 Further Assurances. At any time and from time to time the Loan Parties shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to effect the purposes of this Agreement.

6.13 Inventory, Returns. Each Loan Party shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between any Loan Party and its Account Debtors shall be on the same basis and in accordance with GAAP, consistently applied, or with the usual customary practices of the Loan Parties, as they exist at the time of the execution and delivery of this Agreement. Each Loan Party shall promptly notify Agent of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Two Hundred Fifty Thousand Dollars ($250,000).

6.14 Delivery of Third-Party Agreements.

(a) Borrower shall not be required to deliver to Agent a Landlord Subordination and Access Agreement with respect to the Borrower’s headquarters at 8609 Westwood Center Drive, Suite 810, Vienna VA 22182. In the event that any Loan Party (other than any Foreign Subsidiary) shall enter into a new lease with respect to a new or additional operating location after Closing Date where $250,000 or more of assets will be located, then such Loan Party shall, upon Agent’s request, within sixty (60) days following the execution of such lease, use commercially reasonable efforts to obtain and deliver to Agent a Landlord Subordination and Access Agreement with respect to such new lease, in form and substance reasonably satisfactory to Agent and Required Lenders.

(b) Within sixty (60) days following Agent’s written request (at the direction of the Required Lenders), each Loan Party (other than any Foreign Subsidiary) shall obtain and deliver to Agent a Notice and Access Agreement in form and substance satisfactory to Agent and Required Lenders, for any location that contains or any Person that holds greater than the greater of (x) $150,000 in Inventory or (y) 5% of the Loan Parties’ Inventory.

(c) Upon the acquisition by any Loan Party (other than any Foreign Subsidiary) after the date hereof of any fee interest in any real property (wherever located) (each such interest being a “New Facility”) with a Current Value (as defined below) in excess of $1,000,000, promptly so notify Agent, setting forth with reasonable specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property at the time of such acquisition (for purposes of this Section, the “Current Value”). Agent (at the direction of the Required Lenders) shall notify such Loan Party (other than any Foreign Subsidiary) whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to any such New Facility with a Current Value in excess of $1,000,000. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person (other than any Foreign Subsidiary) that has acquired such New Facility shall promptly furnish the same to Agent within 90 days of such Person’s receipt of such notice. The Borrower shall pay all reasonable fees and out-of-pocket expenses, including, without limitation, reasonable and documented attorneys’ fees and expenses, and all customary and reasonable title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 6.14(c).

6.15 Inspections and Rights to Consult with Management. Agent shall have the inspection rights provided in Section 4.5 of this Agreement. In addition, the Loan Parties shall permit any representative that Agent or any Lender authorizes, including attorneys and accountants, to meet, at reasonable times and upon reasonable notice, with management and officers of the Loan Parties no more than once per calendar quarter (unless an Event of Default is continuing).

6.16 Privacy and Data Security. The Loan Parties and their Subsidiaries shall, at all times, remain in compliance in all material respects with all applicable United States and international privacy and data security laws and regulations including GDPR.

6.17 Deposit Accounts/Securities Accounts. Except with respect to Deposit Accounts and Securities Accounts permitted without a Control Agreement pursuant to Section 7.11 of this Agreement, prior to opening any Deposit Account or Securities Account after the Closing Date, the Loan Parties shall first notify Agent and not deposit any funds or securities into such account until such account is subject to a Control Agreement to the extent required by Section 7.11 in favor of Agent, whereupon, the Loan Parties shall update the Disclosure Letter to include such new account.

6.18 [Reserved].

6.19 Post-Closing Matters / Post-Closing Schedule. The Loan Parties agree to complete, or cause all of the items, matters and documents set forth in the Post-Closing Schedule to be completed, executed and delivered (as applicable) not later than the dates and times set forth in the Post-Closing Schedule.

6.20 Sale Proceeds.

(a) Borrower shall have on or after the First Amendment Effective Date but on or before July 12, 2022 (x) received at least $5,000,000 cash from the sale of its nonredeemable Equity Interests or Permitted Convertible Debt and (y) provided evidence of the same to the Required Lenders, in form and substance reasonably acceptable to the Required Lenders.

(b) Borrower shall have on or after the First Amendment Effective Date but on or before July 15, 2022 (x) received at least $14,000,000 cash from the sale of its nonredeemable Equity Interests or Permitted Convertible Debt (inclusive of any proceeds pursuant to Section 6.20(a) hereof) and (y) provided evidence of the same to the Required Lenders, in form and substance reasonably acceptable to the Required Lenders.

7. Negative Covenants

Each Loan Party covenants and agrees that until the full and complete payment of the Obligations (other than inchoate indemnity obligations) in cash and termination of the Commitment, each Loan Party will not do any of the following:

7.1 Chief Executive Office; Location of Collateral. During the continuance of this Agreement, change the state of formation, chief executive office or principal place of business or remove or cause to be removed, except in the ordinary course of the Loan Parties’ business, the Collateral or the records concerning the Collateral from the premises listed in Section 3 of to the Disclosure Letter without twenty (20) days prior written notice to Agent.

7.2 Extraordinary Transactions and Disposal of Assets. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Inventory in the ordinary course of business (including with respect to consignment arrangements with respect to such Inventory); (ii) Permitted Licenses; (iii) [reserved]; (iv) exclusive licenses as to a single territory (other than the United States) or market segment (outside the United States) in the ordinary course of the Loan Parties’ business not to exceed eighteen months of duration and approved in advance in writing by Agent and the Required Lenders, such approval not to be unreasonably withheld; (v) Transfers of surplus, worn-out or obsolete Equipment; (vi) uses of cash and Cash Equivalents not prohibited under this Agreement, (vii) Transfers consisting of or made in connection with Permitted Liens and Permitted Investments, (viii) Transfers between or among Loan Parties; (ix) the issuance, transfer or sale of stock of Borrower not in violation of this Agreement (for clarification, the SPAC Transaction, transactions under the Otonomo Acquisition Documentation and the Direct Listing being permitted) or (x) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $250,000 in any fiscal year (collectively, the “Permitted Transfers”).

7.3 Restructure. Each Loan Party shall not: (i) without providing not less than twenty (20) days advance written notice to Agent, change its name or jurisdiction of formation, or permit any Subsidiary to do the same, (ii) suspend operation of such Loan Party’s business or permit any Subsidiary to suspend operations of its business (other than in connection with a dissolution permitted pursuant to Section 7.3(vi)), (iii) engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and its Subsidiaries and Otonomo and its Subsidiaries, and any business substantially similar or related to either of the foregoing; (iv) other than as contemplated by the Approved Budget and/or the Disclosure Letter, experience a departure of a Responsible Officer, without providing Agent a written notice within 10 days after the occurrence of such departure; (v) without Agent’s prior written consent, change the date on which its fiscal year ends; (vi) permit any Subsidiary to liquidate or dissolve (other than the liquidation or dissolution of Subsidiaries that (x) are not Loan Parties or (y) whose assets are transferred to Borrower or another Loan Party at the time of such liquidation or dissolution); or (vii) consummate or permit any Subsidiary to consummate any transaction or series of related transactions in which the stockholders of Borrower or such Subsidiary, as applicable, who were not stockholders immediately prior to the first such transaction own more than fifty percent (50%) of the voting Equity Interests of Borrower, or such Subsidiary, as applicable, immediately after giving effect to such transaction or related series of such transactions; provided, that this clause (vii) shall not be deemed breached by the occurrence of the Otonomo Acquisition or a Public Trading Trigger. Notwithstanding the foregoing provisions of this Section 7.3, in connection with a SPAC Transaction, Urgent.ly may merge or consolidate with Parent (or another Person) and/or be merged into or consolidated into by another Person; provided, that, if the Person surviving any such merger or consolidation with Borrower is not the Borrower in existence on the Closing Date (any such Person, the “Successor Borrower”): (A) the Successor Borrower shall expressly assume all of the Obligations of the Borrower in a manner reasonably satisfactory to, and pursuant to documentation reasonably satisfactory to, the Agent and Required Lenders, (B) the Successor Borrower shall have provided to Agent, and Agent shall be reasonably satisfied with, the documentation and other information requested by Agent (including on behalf of any Lender) in order to comply with applicable law, including any “know your customer” or similar laws or regulations, and (C) Agent shall effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Agent acting reasonably, to effect the substitution of the Successor Borrower for the Borrower (it being understood and agreed that such amendments may be effected by Agent, without the consent of any Lender), and, upon the satisfaction of the foregoing conditions of this sentence, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents.

7.4 Liens/Negative Pledge. Create, incur, assume or suffer to exist any Lien with respect to any of Borrower’s or any Subsidiary’s property, including Intellectual Property and Inventory held at warehouse or fulfilment centers, or assign or otherwise convey any right to receive income, or permit any of its Subsidiaries to do so, except for Permitted Liens, or enter into any agreement with any Person other than Lender that prohibits any Loan Party from granting a security interest in, or otherwise encumbering, any of its property, or permit any Subsidiary to do so, except for (a) restrictions by reason of customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases or licenses (provided that such restrictions are limited to the agreement itself or the property or assets secured by such Liens or the property or assets subject to such leases, subleases or licenses, as the case may be), (b) restrictions set forth in the Structural Loan Documents, ABL Loan Documents, 2022 Convertible Notes and/or 2023 Convertible Notes, as applicable, and/or (c) restrictions set forth in the Otonomo Acquisition Documentation; provided that such restrictions do not prohibit or otherwise restrict the granting of a security interest in Borrower’s or any such Subsidiary’s assets in favor of Agent for the benefit of the Lenders.

7.5 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.6 Investments. Make any Investment other than a Permitted Investment in any Person without Agent’s prior written consent.

7.7 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests of a Loan Party, or permit any of its Subsidiaries to do so, except that (a) Borrower may repurchase the capital stock of former employees, officers, directors or other service providers pursuant to repurchase agreements (i) if the Board has approved such repurchase, (ii) if applicable, by the cancellation of Indebtedness owed by such former employees, officers, directors or other service providers to a Loan Party regardless of whether an Event of Default exists, and (iii) in an amount not to exceed $250,000 per fiscal year, (b) Subsidiaries may pay dividends or make any other distribution or payment to a Loan Party (either directly or indirectly) or any other Subsidiary that is party to a Joinder Agreement, (c) Parent or Urgent.ly may convert any of its convertible Equity Interests into other Equity Interests , (d) each Loan Party may make de minimis payments of cash in lieu of the issuance of fractional Equity Interests (including upon the conversion of the Existing Convertible Notes and Permitted Convertible Debt), (e) each Loan Party may pay dividends solely in its capital stock, (f) Borrower may pay, in connection with any Approved Acquisition by Borrower or any of its Subsidiaries, (i) the receipt or acceptance of the return to Borrower or any of its Subsidiaries of stock or equity interests of Borrower constituting a portion of the purchase price consideration in settlement of indemnification claims, or as a result of a purchase price adjustment (including earn-outs or similar obligations) and (ii) payments or distributions to equity holders pursuant to appraisal rights required under requirements of law; and (g) Borrower may make payments in respect of or settle for cash any Permitted Convertible Debt in accordance with its terms. For clarity, it is acknowledged that (i) payments made by the SPAC at or prior to the consummation of the SPAC Transaction in connection with any stock redemption recapture program are not subject to this Section 7.7 and (ii) transactions made pursuant to the Otonomo Acquisition Documentation or in connection with the Direct Listing are not subject to this Section 7.7.

7.8 Transactions with Affiliates. Directly or indirectly (a) enter into or permit to exist any material transaction with any Affiliate of a Loan Party after the Closing Date except for (i) ordinary course compensatory transactions and agreements (including employment agreements and benefit plans) with officers and directors, (ii) transactions that are in the ordinary course of the Loan Parties’ business, on terms no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person, (iii) transactions between or among Loan Parties, (iv) equity financings, any Permitted Convertible Debt, the Existing Convertible Notes or Subordinated Debt with Borrower’s investors (or their Affiliates), as permitted hereunder, (v) other transactions approved by Agent in writing, and (vi) transactions expressly permitted under Section 7.7 and (b) at any time prior to the completion of the Canadian Post-Closing Actions (as defined in the Post-Closing Schedule), engage, invest assets in, or transfer any assets to Urgently Canada Technologies ULC in excess of $250,000.

7.9 Stock Certificates. For any Subsidiary for which a Loan Party’s ownership interest is not evidenced by a certificate, such Loan Party shall not allow such Subsidiary to certificate such ownership interest without Agent’s and Required Lenders’ prior written consent, which consent may be conditioned upon requiring such Subsidiary to execute and deliver a Collateral Pledge Agreement satisfactory to Agent and Required Lenders.

7.10 Compliance. Become an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of the Term Loan for that purpose; except as could not be reasonably expected to have a Material Adverse Effect, fail to meet the minimum funding requirements of ERISA with respect to any Pension Plan or permit a Reportable Event (within the meaning of Section 4043(c) of ERISA) or a Prohibited Transaction (as such term is defined in Section 4975 of the Internal Revenue Code) to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect or permit any of its Subsidiaries to do so.

7.11 Deposit Accounts. Maintain any Deposit Accounts or Securities Accounts except accounts respecting which Agent has obtained a Control Agreement, provided however, that the Loan Parties may maintain the following accounts without them being subject to a Control Agreement:

(a) an account with Braintree (ApplePay) provided that the balance does not exceed $50,000 and that funds are transferred from such account to a Deposit Account subject to a Control Agreement at least once a week;

(b) an account with PayPal provided that the balance does not exceed $350,000 and that funds are transferred from such account to a Deposit Account subject to a Control Agreement at least once a week;

(c) one or more accounts with Silicon Valley Bank (and/or such other applicable third party bank(s)) to collateralize its corporate credit card line of credit with Silicon Valley Bank and other Bank Services, not to exceed $2,500,000 in the aggregate;

(d) deposit accounts established solely for taxes, payroll, payroll taxes, health and other employee wage and benefit payments and other zero balance accounts; and

(e) deposit accounts located outside of the United States that are owned by Foreign Subsidiaries.

7.12 Inventory. Store Inventory and/or other tangible Collateral with a bailee, warehouseman, or other third party where the aggregate amount of Inventory and/or other tangible Collateral with such bailee, warehouseman or other third party shall be in excess of 15% of the Loan Parties’ Inventory for a period of ninety (90) days or longer (other than those entities for which Borrower has delivered a Notice and Access Agreement pursuant to Section 6.14).

7.13 Restrictions on Use of Proceeds. The Loan Parties shall not nor shall they allow any Subsidiary (a) to use any part of the Term Loan to make any payments to a Sanctions Target, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctions Target, to fund any operations, activities or business of a Sanctions Target, or in any other manner that would result in a violation of Sanctions applicable to any party hereto or (b) to use the Term Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

8. Events of Default

Any one or more of the following events shall constitute an “Event of Default” under this Agreement:

8.1 Payment Default. If Borrower or any Loan Party fails to (a) make any payment of principal or interest on the Term Loan when due, or (b) pay any other Obligations required under the terms of the Loan Document within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date).

8.2 Certain Covenant Defaults. If any Loan Party fails to perform any obligation under Section 4.4, Section 6.3, Section 6.4, Section 6.5, Section 6.8, Section 6.9(a), Section 6.11, and Section 6.20 or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If Borrower or any Loan Party fails or neglects to perform or observe any other material term, provision, condition, or covenant, or if any representation or warranty made by any Loan Party becomes untrue, in each case contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower or any Loan Party and Agent or Lenders and as to any default under such other term, provision, condition, covenant, representation or warranty that can be cured, has failed to cure such default within fifteen (15) days after any Loan Party receives notice thereof or any Responsible Officer of a Loan Party becomes aware thereof.

8.4 Attachment. If any material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower or any Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any Subsidiary’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s or such Subsidiary’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after any Loan Party receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contesting by Borrower or its Subsidiary.

8.5 Other Agreements. If there is a default in any agreement to which Borrower or a Subsidiary is a party with a third party or parties (other than the Structural Loan Documents or the ABL Loan Documents) resulting in a right by such third party or parties, whether or not exercised, to demand payment of or accelerate the maturity of any Indebtedness in excess of Five Hundred Thousand Dollars ($500,000); provided, however, that the Event of Default under this Section caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Agent receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement.

8.6 Judgments. If there is entry of a judgment or judgments against Borrower or any Subsidiary (other than a judgment or judgements covered by independent third-party insurance as to which liability has been acknowledged by such insurance carrier) for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000), and the same are not, within thirty (30) days after the entry thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged, satisfied or paid prior to the expiration of any such stay.

8.7 Misrepresentations. If any material misrepresentation or material misstatement exists when made or when deemed made in any written warranty, representation, statement, certificate, or report made to Agent or any Lender by Borrower, any Subsidiary or any Responsible Officer of Borrower or any Subsidiary.

8.8 Enforceability. If any Loan Document shall in any material respect cease to be, or any Loan Party asserts that any Loan Document is not a legal, valid and binding obligation of the Loan Party that is a party thereto, enforceable in accordance with its terms except for the termination of such Loan Document pursuant to its terms. If any Subordination Agreement relating to Subordinated Debt shall in any material respect cease to be a legal, valid and binding obligation, or the holder or holders of an aggregate amount of $500,000 or more of Subordinated Debt challenge(s) the legality, validity or binding nature of the Subordination Agreement to which such Subordinated Debt relates except for the termination of such Subordination Agreement pursuant to its terms.

8.9 Involuntary Bankruptcy. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of any Loan Party or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.10 Voluntary Bankruptcy or Insolvency. If Borrower or any Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of a Loan Party or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall take any corporate action in furtherance of any of the foregoing.

8.11 Insolvency. If after July 15, 2022 Borrower and its Subsidiaries (taken as a whole) becomes Insolvent.

8.12 Cross Default. If an event of default has occurred and is continuing under the Structural Loan Documents or the ABL Loan Documents (for clarification, to the extent any event of default under the Structural Loan Documents or ABL Loan Documents shall be cured or waived it shall not constitute an Event of Default under this Agreement).

8.13 Amendment to Organizational Documents. If the Borrower or any Subsidiary amends, modifies or changes in any manner materially adverse to the Lenders (including in their capacity as Warrant holders so long as the Otonomo Acquisition Documentation is then in effect; provided, the authorization or issuance of additional common equity securities under the organizational documents shall not be deemed to be materially adverse to the interests of the Lenders in such capacity) any term or provision of any of its voting agreements, bylaws, and other applicable organizational documents without the prior written consent of the Required Lenders (including, for the avoidance of doubt, the third party beneficiary rights of the Lenders thereunder); provided that, (i) any board seat appointment rights in such voting agreements, bylaws and other applicable organizational documents may be terminated upon the occurrence of a Public Trading Trigger and (ii) the Borrower or any Subsidiary (including Otonomo and its Subsidiaries) shall be permitted to amend any term or provision of any of its voting agreements, bylaws, and other applicable organizational documents necessary to enable the Otonomo Acquisition and the Direct Listing as contemplated by the Otonomo Acquisition Documentation or otherwise in a manner that is not materially adverse to the Lenders; provided, any such board observer rights of the Lenders set forth in a Loan Document shall remain in full force and effect notwithstanding a Public Trading Trigger.

9. Agent and Lenders’ Rights and Remedies

9.1 Rights and Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the rights, options, duties and remedies of a secured party as permitted by, and in accordance with, applicable law and, in addition to and without limitation of the foregoing, Agent may (and not any Lender without Agent’s written consent), at its election, without notice of election and without demand, and at the direction of the Required Lenders shall, do any one or more of the following, all of which are authorized by each Loan Party:

(a) Declare all Obligations, whether evidenced by this Agreement, or by any of the other Loan Documents, including the outstanding principal amount of, and accrued interest on, the Term Loan, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.9 or 8.10 all Obligations shall become immediately due and payable without any action by Agent);

(b) Make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Each Loan Party agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Each Loan Party authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith; with respect to any of the Loan Parties’ owned premises, each Loan Party hereby grants Agent, subject to any rights of third parties, a license to enter into possession of such premises and to occupy the same, without charge in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of each Loan Party;

(d) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use or sublicense the use of, without charge, the Loan Parties’ labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, selling any Collateral and allowing for any resale of such Collateral, and, otherwise, in connection with Agent’s exercise of its rights under this Section 9.1. Each Loan Party’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit;

(e) Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreement providing control of any Collateral:

(f) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Loan Party’s premises) as Agent determines are commercially reasonable; and

(g) Agent may credit bid and purchase at any public sale. Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Waiver by each Loan Party. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, each Loan Party covenants that it will not at any time insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension of law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the Property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of each Loan Party acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Agent, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.

9.3 Effect of Sale. Subject to applicable law, any sale, whether under any power of sale hereby given under this Article 9 or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of each Loan Party in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against each Loan Party, its respective successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through each Loan Party, its respective successors or assigns. The timing of any foreclosure sale of Collateral shall be deemed reasonable provided that Agent gives at least 10 days advance notice of the initial date set for such foreclosure sale.

9.4 Power of Attorney in Respect of the Collateral. Each Loan Party does hereby irrevocably appoint Agent (which appointment is coupled with an interest) effective only on the occurrence and during the continuance of an Event of Default, the true and lawful attorney in fact of each Loan Party with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Agent were such Loan Party itself, (b) to receive payment of and to endorse the name of any Loan Party to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Agent’s possession or under Agent’s control, (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (d) in Agent’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of a Loan Party or otherwise, which Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Agent in and to the Collateral, (e) to sign an amendment to any Loan Document if a Loan Party is obligated, but fails, to do so, or (f) to otherwise act with respect thereto as though Agent were the outright owner of the Collateral.

9.5 Lender Expenses. If any Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities as required under the terms of this Agreement, then Agent and/or any Lender may do (but shall not be required to do) any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves as Agent or such Lender, as applicable, deems necessary to protect Agent and Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Agent or such Lender, as applicable, deems prudent. Any amounts paid or deposited by Agent or such Lender, as applicable, shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent or such Lender shall not constitute an agreement by Agent or any Lender to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.

9.6 Remedies Cumulative. Agent’s and each Lender’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity, provided however, that Lender must first obtain Agent’s written consent before exercising any such rights and remedies. No exercise by Agent or Lenders (to the extent authorized by Agent) of one right or remedy shall be deemed an election, and no waiver by Agent, for itself or on behalf of Lenders, of any Event of Default on a Loan Party’s part shall be deemed a continuing waiver. No delay by Agent or Lenders shall constitute a waiver, election, or acquiescence by such party.

9.7 Reinstatement of Rights. If Agent (or a Lender with Agent’s written consent) shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

9.8 Share Collateral. Borrower recognizes that Agent may be unable to effect a public sale of any or all the Collateral comprising shares of Borrower’s Subsidiaries (the “Shares”), by reason of certain prohibitions contained in federal securities laws and any other applicable securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof or other applicable restrictions. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Agent or any other holder of the Shares shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state or foreign securities laws.

9.9 Payments after an Event of Default. Notwithstanding any contrary provision set forth herein or in any other Loan Document, (i) during the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below; and (ii) all payments made by Loan Parties to Agent after any or all of the Obligations under the Loan Documents have been accelerated (so long as such acceleration has not been rescinded) or have otherwise matured, including proceeds of Collateral, shall be applied as follows:

first, to payment of costs, expenses and indemnities, including attorney costs, of Agent payable or reimbursable by the Loan Parties under the Loan Documents;

second, to payment of Lender Expenses of Lenders payable or reimbursable by the Loan Parties under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent and Lenders (whether or not accruing after the filing of any case under any Insolvency Proceeding with respect to any Obligations and whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding);

fourth, to payment of principal of the Obligations then due and payable;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above

10. Waivers; Indemnification

10.1 Demand; Protest. Except as otherwise provided in this Agreement, each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, and any other notices relating to the Obligations or Agent’s and/or Lenders’ rights and remedies hereunder.

10.2 Liability for Collateral. So long as Agent complies with its obligations, if any, under Section 9207 of the Code, neither Agent nor any Lender in any way or manner shall be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by the Loan Parties.

10.3 Indemnification; Lender Expenses.

(a) General Indemnity. Each Loan Party shall pay, indemnify, and hold Agent and each Lender, and each of their officers, directors, employees, partners, agents, counsel and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable attorney’s fees) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, dissolution or relief of debtors or any appellate proceeding) related to this Agreement or the Term Loan or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that no Loan Party shall have an obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from solely the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(b) Defense. At the election of the Required Lenders, Borrower shall defend such Indemnified Persons (other than Agent and its officers, directors, employees, partners, Agent’s counsel and attorneys-in-fact) in connection with the Indemnified Liabilities, using a single legal counsel satisfactory to Required Lenders (and, in the event of a conflict of interest acknowledged by such legal counsel between the Indemnified Persons, additional legal counsel), at the sole cost and expense of Borrower. All indemnity amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

(c) Lender Expenses Borrower agrees to promptly pay all Lender Expenses when due. Without limiting the foregoing, if any Loan Party is required to take any action under any Loan Document, such action shall be taken at the expense of such Loan Party.

11. Notices Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which shall be sent by e-mail) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by e-mail or by prepaid facsimile to Borrower, to Agent or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	Urgent.ly Inc.
8609 Westwood Center Drive, Suite 810
Vienna VA 22182
Attn: Tim Huffmyer, Chief Financial Officer
EMAIL: thuffmyer@geturgently.com

If to Agent:	Alter Domus (US) LLC
225 W. Washington St., 9th Floor
Chicago, IL 60606
Attn: Legal Department - Agency, Emily Ergang Pappas and Mohamed Khan
EMAIL: legal_agency@alterdomus.com,
Emily.ErgangPappas@alterdomus.com and
Mohamed.khan@alterdomus.com

With a copy to	King & Spalding LLP
which shall not	110 North Wacker Drive
constitute notice):	Chicago, IL 60606
Attn: Mary Liz Brady and Matthew Warren
EMAIL: mbrady@kslaw.com
mwarrren@kslaw.com

and

Holland & Knight LLP
150 N. Riverside Plaza, Suite 2700
Chicago, IL 60606
Attn: Joshua Spencer
EMAIL: Joshua.spencer@hklaw.com and AlterDomus@hklaw.com

If to a Lender:	At such address provided immediately below such Lender’s signature to this Agreement.

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. AGENT PROVISIONS

12.1 Appointment and Authorization.

(a) Each Lender hereby irrevocably appoints Agent to act on its behalf as the administrative agent and collateral agent under the Loan Documents, and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms of any of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Should any Lender obtain possession or control of any such Collateral, such Lender shall be deemed to hold such Collateral for the benefit of Agent and each other Lender, shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent.

(b) Each Lender hereby authorizes Agent, on behalf of and for the benefit of Lender, to enter into any of the Loan Documents as secured party, and as Agent for and representative of such Lender thereunder, and each Lender agrees to be bound by the terms of each such document; provided that Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any such document or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Loan Document), in the case of each of clauses (i) and (ii) without the prior consent of Required Lenders (or, if required pursuant to Section 13.4, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a Transfer of assets permitted by this Agreement or to which Required Lenders have otherwise consented, (b) release any party from a Joinder Agreement if all of the Equity Interests of such party are Transferred to any Person (other than an Affiliate of a Loan Party) pursuant to a Transfer permitted hereunder or to which Required Lenders have otherwise consented, (c) subordinate the Liens of Agent, on behalf of Lenders, to any Permitted Liens or (d) release all Liens in accordance with Section 2.4. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under or otherwise enforce any Loan Document, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by Agent for the benefit of Lenders and Agent in accordance with the terms thereof, and (2) in the event of a foreclosure by either on any of the Collateral pursuant to a public or private sale, either Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale. Without limiting the generality of the foregoing, Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to (i) the Collateral and the rights of Lenders with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents, and (ii) any other Subordination Agreement with respect to any junior or Subordinated Debt.

(c) Upon receipt of any notice, agreement or other document required to be delivered to Agent hereunder, Agent shall immediately deliver such notice, agreement or other document to the Lenders.

12.2 Agent in Individual Capacity; Lender as Agent. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity. The exculpatory provisions contained in this Section 12 shall not relieve a Person acting as Agent from its obligations as a Lender to the extent that such Agent is also a Lender.

12.3 Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, Agent shall not:

(a) be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) except as expressly set forth in the Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

Agent shall (i) provide Lenders a copy of material written information its receives from Borrower promptly on receipt, it being understood that Agent anticipates that there will be a significant amount of email correspondence, much of which will not be material and therefore will not be relayed to Lenders, and (ii) endeavor to keep Lenders generally apprised of important non-written information Borrower communicates to Agent.

12.4 Exculpation; Limitation of Liability.

(a) Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or as Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable decision by a court of competent jurisdiction.

(b) Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Loan Documents, (ii) the contents of any certificate, report or other document delivered under any of the Loan Documents, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any of the Loan Documents, (iv) the validity, enforceability, effectiveness or genuineness of any of the Loan Documents or any other agreement, instrument or document, (v) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral or (vi) the satisfaction of any condition set forth in Article 3 or elsewhere in the Loan Documents, other than to confirm receipt of items expressly required to be delivered to Agent.

(c) Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of emails, cables, telecopies and telexes, to have been sent by the proper party or parties. Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of any of the Loan Documents. Agent may consult with counsel (which may be counsel for the Loan Parties), and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent under any of the Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by the Loan Documents at the request or direction of any Lender unless Agent shall have been provided by such Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction, and then, only to the extent that such Lender has the right under the applicable Loan Document to direct Agent to act.

12.5 Credit Decisions. Each Lender acknowledges that neither Agent nor any other Lender has made any representation or warranty to it, and that no act by any Agent or other Lender hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent or such Lender to any other Lender as to any matter, including whether there has been disclosure of material information in their possession. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the Loan Documents, any related agreement or any document furnished thereunder.

12.6 Indemnification. The Lenders agree to indemnify and hold harmless Agent in its capacity as such (to the extent not timely reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Commitment (provided, that if at such time all Commitments have been terminated and the Obligations paid in full, then each Lender’s pro rata share shall be determined as of the day immediately preceding the date that the Obligations were paid in full), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Obligations) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing;

provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 12.6 shall survive the termination of this Agreement and the payment of the Obligations in full.

12.7 Successor Agents. Agent may resign upon twenty (20) days’ notice to the Lenders and Borrower. In addition, the Required Lenders may remove the Agent at any time upon at least three (3) days’ notice to the Borrower and the existing Agent, with or without cause and without the consent of the Borrower (provided, the foregoing shall have no effect on the rights of the Borrower in the immediately succeeding sentence with respect to consent over appointment of a replacement Agent). If Agent shall resign or be removed in its capacity under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of Agent in its capacity, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any Lender. If no applicable successor agent has accepted appointment as such Agent in its capacity by the date that is twenty (20) days following such retiring Agent’s notice of resignation or within three (3) days following notice to the Borrower and the existing Agent of such Agent’s removal by the Required Lenders, such retiring or removed Agent’s resignation or removal, as applicable, shall nevertheless thereupon become effective and the Required Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring or removed Agent’s resignation or removal as Agent, as applicable, the provisions of this Article 12 and Section 10.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

12.8 Agent Generally. Except as expressly set forth herein, Agent shall not have any duties or responsibilities hereunder in its capacity as such.

12.9 Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

12.10 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless Agent shall have received written notice form a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

12.11 Erroneous Payments.

(a) Each Lender hereby agrees that (i) if Agent notifies such Lender that Agent has determined in its sole discretion that any funds received by such Lender from Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) within thirty (30) days after the date such Erroneous Payment was transmitted to such Lender, such Lender shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to Agent in same day funds at a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous

Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent in same day funds at a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting Agent’s rights and remedies under this Section 12.9), Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 2.11(c) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, clauses (x) and (y) above shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(d) In addition to any rights and remedies of Agent provided by law, Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 12.9 and which has not been returned to Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender. Agent agrees promptly to notify the Lender after any such setoff and application made by Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(e) Each party’s obligations under this Section 12.9 shall survive the resignation or replacement of Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

13. General Provisions

13.1 Successors and Assigns.

(a) This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Agent’s and Required Lenders’ prior written consent, which consent may be granted or withheld in Agent’s and Required Lenders’ sole discretion.

(b) Each Lender shall have the right without the consent of and without written notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in such Lender’s rights and benefits hereunder and under any Loan Document to an Affiliate of an Lender (provided that, unless an Event of Default pursuant to Sections 8.1, 8.9, 8.10 or 8.11 is continuing, any such Affiliate is not a Person who in the reasonable estimation of such Lender is a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company or to a “vulture” hedge fund set forth on a written list sent by the Borrower to the Lenders on or prior to the Closing Date or, with the consent of the Required Lenders (such consent not to be unreasonably withheld), any other such hedge fund added to such list by the Borrower within 30 days of the Closing Date), and provided, that any other sale, transfer or participation of an Lender’s interest in any Loan Document shall require (a) Agent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed and (b) while no Event of Default exists, the prior written consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such other information regarding such assignee as Agent reasonably shall require, to include, without limitation for any assignee which is not already a Lender party hereto, an Administrative Questionnaire (which Administrative Questionnaire shall include designation for one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information) will be made available and who may receive such information in accordance with the assignee’s compliance procedures, confidentiality obligations in favor of the Loan Parties, and applicable requirements of law, including federal and state securities laws), all applicable “know your customer” documentation requested by Agent, a duly executed IRS Form W-9 or such other applicable IRS Form, and a processing fee of $3,500. No Lender shall sell, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder and under any Loan Document to any Defaulting Lender.

(c) From and after the date on which the conditions described above have been met and recordation in the Register, as set forth in Section 13.1(d) below, (i) such assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survived termination pursuant to Section 13.8 and, for greater certainty, the assigning Lender shall continue to be entitled to the benefits of Section 2.8 with respect to the facts and circumstances existing prior to the date of such assignment) and (iii) upon the request of such assignee (and as applicable, the assigning Lender), new Notes in the aggregate principal amount of such assignee’s percentage interest in the Term Loan (and, as applicable, Notes in the principal amount of that portion of the Term Loans retained by the assigning Lender) shall be executed and delivered to such assignee (and, if applicable, the assigning Lender) and the assigning Lender shall return to the Borrower any prior Note held by it upon receipt of such new Note (if applicable).

(d) Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower to the extent required by the Internal Revenue Code, but in any event without liability to Borrower in such capacity as an agent, shall maintain a copy of each assignment and assumption, sale, transfer negotiation or participation document delivered to it and a register for the recordation of the names and addresses of the Lenders and participants from time to time, and the Commitments of, and principal amounts of (and stated interest on) the Term Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. For clarification, this Section 13.1 shall not apply with respect to any Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof.

(e) Any Lender may at any time, without the consent of, or notice to, Agent or Borrower, sell to one or more Persons participating interests in its Loans, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Notwithstanding the foregoing, however, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.8 as if it were a Lender (provided that such Participant complies with the requirements of Section 2.8(c) and (d) as if it were a Lender (it being understood that the documentation required under Section 2.8(c) and (d) shall be provided to the participating Lender); provided further, that no Participant shall receive any greater compensation pursuant to Section 2.8 than would have been paid to the participating Lender if no participation had been sold unless such greater amount results from a change in applicable Law following the date the Participant acquired the applicable participation). No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 13.4 expressly requiring the unanimous vote of all Lenders or, as applicable, all directly and adversely affected lenders. In the event that a Lender sells a participation, the Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) in the United States a register (the “Participant Register”) on which it enters the name and addresses of all participants in the Obligations held by it and the rights of such participants in the Obligations (including principal amount, interest thereon, and fees of the portion of such Obligations that is subject to such participations). No Lender shall have an obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loan or any Obligation), except as otherwise required by applicable law and to Borrower at their reasonable request and then, solely to the extent that such disclosure is required to establish that such participation, Loan or Obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c) of the Treasury Regulations and Proposed Treasury Regulation Section 1.163-5(b) (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all Purposes of this Agreement notwithstanding any notice to the contrary. Any participation or transfer thereof may be effected only by the registration of such participation on the Participant Register. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

13.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.4 Entire Agreement; Construction; Amendments and Waivers.

(a) This Agreement, each of the other Loan Documents, the Closing Date Warrant and the Committed Incremental Warrant (for the avoidance of doubt, together with the Structural Intercreditor Agreement), taken together, constitute and contain the entire agreement between Borrower, Agent and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

(b) This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Agent and Lenders as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Agent or any Lender as a result of such provision having been written by such party. Borrower, Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parole evidence shall be necessary or appropriate to establish Borrower’s, Agent’s or Lenders’ actual intentions.

(c) Subject to clauses (d), (e), (f) and (g) of this Section 13.4, except as otherwise expressly set forth herein any and all amendments, modifications, discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Agent, the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrower, provided however, that Borrower may amend the Disclosure Letter without the consent of Agent or the

Required Lenders only as provided in Article 5; provided, however, that no such amendment, modification, discharge or waiver, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by Agent with the consent of all the Lenders directly and adversely affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, do any of the following:

(i) increase or extend the Commitment of such Lender;

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees, premiums or other amounts (other than principal) due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 2.6(a) and 2.6(b) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders);

(iii) change the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise);

(iv) amend this Section 13.4(c) or, subject to the terms of this Agreement, the definition of Required Lenders, the definition of Pro Rata Percentage or any provision providing for consent or other action by all Lenders;

(v) any amendment or modification that disproportionately affects any Lender as compared to any similarly situated Lender; and

(vi) discharge all or substantially all of the guarantees of the Loan Parties under the Loan Documents or release all or substantially all of the Collateral, in each case except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that (X) all Lenders shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clauses (iii), (iv) or (vi) and (Y) notwithstanding the preceding clause (X), only those Lenders that have not been provided a reasonable opportunity, as determined in the good faith judgment of Agent, to receive the most-favorable treatment under or in connection with the applicable amendment, waiver or supplement described in the preceding clause (ii) that is provided to any other Person, including the opportunity to participate on a pro rata basis on the same terms in any new loans or other Indebtedness permitted to be issued as a result of such amendment, waiver or supplement, shall be deemed to be directly and adversely affected by such amendment, waiver or supplement.

Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 13.4 shall be binding upon Agent, Lenders and on Borrower.

(d) This Agreement may be amended with the written consent of Agent, the Borrower and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Notwithstanding anything to the contrary contained in this Section 13.4 Agent (at the direction of Required Lenders) and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein and (2) grant a new Lien for the benefit of the Lenders, extend an existing Lien over additional property for the benefit of the Lenders or join additional Persons as Loan Parties.

(f) Any fee letter, side letter, any Control Agreement, any mortgage or similar agreement or any landlord, bailee or mortgagee agreement may be amended as provided therein and if not provided therein, by each of the parties thereto.

(g) Notwithstanding anything to the contrary set forth herein, this Agreement may be amended at the request of the Borrower (in its sole discretion), without the consent of the Lenders or the Agent, to add one or more additional events of default, financial covenants and/or negative covenants included in any Permitted Convertible Debt.

13.5 Reliance. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by Agent and Lenders, be deemed to be material to and to have been relied upon by Agent and Lenders.

13.6 No Set-Offs by Loan Parties. All Obligations payable by the Loan Parties pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

13.7 Counterparts. This Agreement and each of the other Loan Documents may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement or any of the other Loan Documents by telecopy or other electronic imaging means (e.g. PDF by email) shall be effective as delivery of a manually executed counterpart.

13.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnification obligations) remain outstanding. The obligation of the Loan Parties to indemnify each Indemnified Person with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against an Indemnified Person have run. Further, Sections 13.9 and 13.12 shall survive the termination of the Commitment or this Agreement as will any other provision which by its terms extend beyond the payment in full in cash of the Obligations.

13.9 Publicity. Subject to obtaining Borrower’s prior written consent, in its sole discretion, Agent and Lender may use the Loan Parties’ name and logo, and include a brief description of the relationship between the Loan Parties, Agent and Lender, in Agent’s and Lender’s marketing materials.

13.10 [Reserved].

13.11 Relationship of Parties. Borrower, Agent and Lenders acknowledge, understand and agree that the relationship between the Borrower, on the one hand, and Agent and Lenders, on the other, is, and at all times shall remain solely that of a borrower and lender. Neither Agent nor Lenders shall under any circumstances be construed to be a partner or joint venturer of Borrower or any of its Affiliates; nor shall Agent or any Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Agent and Lenders do not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Agent or Lenders in connection with such matters is solely for the protection of Agent and Lenders, and neither Borrower nor any Affiliate is entitled to rely thereon.

13.12 Confidentiality. Neither Agent, Lenders nor any of their employees, agents or representatives shall disclose to any third party any Confidential Information that Borrower or any Affiliate of Borrower discloses to it pursuant to the Loan Documents, except that Agent and Lenders (i) may disclose Confidential Information to a third party to the extent required by law, subpoena, civil investigative demand, interrogatories or similar legal process, upon giving Borrower reasonable advance notice of such disclosure if allowed pursuant to applicable law to permit Borrower to seek a protective order or otherwise prevent such disclosure, (ii) may disclose Confidential Information to a potential assignee or transferee of or participant in the Loan Documents; provided that the potential assignee, transferee or participant agrees to be bound by substantially similar confidentiality obligations as Agent and Lenders under this Section 13.12, (iii) may disclose Confidential Information to their and their Affiliates’ members, partners, limited partners, lenders, investors, managed accounts, rating agencies, directors (or equivalent managers), officers, managers, employees, agents, independent auditors, legal counsel, accountants and other professional advisors provided they are informed of the confidential nature of such information and advised to adhere to substantially similar confidentiality obligations as Agent or Lender as set forth in this Section, (iv) may disclose Confidential Information to regulatory authorities having jurisdiction over Agent or Lender or any assignee, transferee or participant, and (v) may disclose Confidential Information in connection with the exercise of its rights and remedies during the continuance of an Event of Default, to the extent Agent or Lenders reasonably deems necessary. For purposes hereof, “Confidential Information” is information that Borrower or an Affiliate of Borrower discloses to Agent or Lenders pursuant to the Loan Documents that is not information which (i) becomes generally available to the public, other than as a result of disclosure by Agent or Lenders, (ii) was available on a non-confidential basis prior to its disclosure to Agent or Lenders by Borrower or such Affiliate, as applicable, (iii) becomes available to Agent or any Lender on a non-confidential basis from a source other the Borrower or such Affiliate, as applicable; provided that neither Agent nor any Lender have actual knowledge that such third party is prohibited from disclosing such information, or (iv) is independently developed by Agent or any Lender without reference to confidential information provided by Borrower or an Affiliate of Borrower. Notwithstanding the foregoing, (1) any Lender may disclose (A) the aggregate principal amount of the Term Loan, (B) the interest rate of the Term Loan, (C) the call protection applicable to the Term Loan, (D) the role of such Lender in the transactions contemplated hereby, (E) the name and logo of the Borrower and (F) the date on which the Closing Date actually occurs, in each case to any potential limited partner or potential client of the applicable Lender or such Lender’s relevant Affiliates and (2) Borrower grants each Lender permission to use Borrowers’ and its Subsidiaries’ names and logos in such Lender’s or its Affiliates’ marketing materials; provided that any such logos or other materials are used solely in a manner that is not intended to or reasonably likely to harm or disparage Borrower or any of its Subsidiaries or the reputation or goodwill of any of them.

Each Lender and the Agent acknowledges that the information furnished to it pursuant to this Agreement or the other Loan Documents may include Material Non-Public Information, and confirms that it has developed compliance procedures regarding the use of Material Non-Public Information and that it will handle such Material Non-Public Information in accordance with those procedures and applicable requirements of law, including federal and state securities laws; provided, notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Borrower and its Subsidiaries may deliver to any Lender any information that would constitute Material Non-Public Information unless such Lender so notifies the Borrower in writing of its election to not receive such Material Non-Public Information (any such non-delivery shall not constitute a Default or an Event of Default for any purposes under this Agreement or any other Loan Document). All information, including requests for waivers, consents, amendments and all periodic reporting and notices, furnished by the Loan Parties or the Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may be Material Non-Public Information. Accordingly, each Lender represents to the Borrower and the Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain Material Non-Public Information in accordance with its compliance procedures and applicable requirements of law, including federal and state securities laws.

13.13 Patriot Act/Freedom Act. Agent and Lenders hereby notify Borrower and its Subsidiaries that pursuant to the requirements of the USA PATRIOT Act and USA FREEDOM Act, they are required to obtain, verify and record information that identifies Borrower and its Subsidiaries, which information includes the name and address of Borrower and its Subsidiaries and other information that will allow them to identify Borrower and its Subsidiaries in accordance with the USA PATRIOT Act and the USA FREEDOM Act.

13.14 Governing Law; Jurisdiction; Waiver of Jury Trial. Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law. Except to the extent otherwise set forth in the Loan Documents, Borrower, Loan Parties, Agent and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Borrower and each other Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower and each other Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower and each other Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s or such other Loan Party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, EACH OTHER LOAN PARTY, AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. This Section 13.4 shall survive the termination of this Agreement.

13.15 Replacement of Lender. Within five (5) Business Days after any failure by any Lender (a “Non-Consenting Lender”) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly and adversely affected thereby, as applicable) is required with respect thereto, the Borrower or the Required Lenders may, at its or their option, as applicable, notify Agent and such Non-Consenting of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Non-Consenting Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrower or Required Lenders, as applicable, obtain a Replacement Lender within five (5) Business Days following notice of its or their intention to do so, the Non-Consenting Lender shall sell and assign its Term Loans and Commitments to such Replacement Lender, at par. In the event that a replaced Non-Consenting Lender does not execute an Assignment Agreement pursuant to Section 13.1 within five (5) Business Days after receipt by such replaced Non-Consenting Lender of notice of replacement pursuant to this Section 13.15 and presentation to such replaced Non-Consenting Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 13.15, the Borrower or the Agent (at the request of the Required Lenders) shall be entitled (but not obligated) to execute such an Assignment Agreement on behalf of such replaced Non-Consenting Lender, and any such Assignment Agreement so executed by the Borrower (if applicable), the Replacement Lender and Agent, shall be effective for purposes of this Section 13.15 and Section 13.1. Notwithstanding the foregoing, with respect to a Lender that is a Defaulting Lender, Agent may (and shall at the request of the Required Lenders), but shall not be obligated to, obtain a Replacement Lender and execute an Assignment Agreement on behalf of such Defaulting Lender at any time with two (2) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Term Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 13.1, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

13.16 Counterparts. This Agreement and any notices delivered under this Agreement may be executed by means of (i) an electronic signature that complies with the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all parties hereto be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

13.17 Structural Intercreditor Agreement. Notwithstanding anything to the contrary, the lien and security interest granted to Agent for the benefit of the Lenders pursuant to this Agreement and the other Loan Documents, and the exercise of any right or remedy by Agent and the obligations of the Loan Parties hereunder are subject to the provisions of the Structural Intercreditor Agreement. In the event of any conflict between the terms of the Structural Intercreditor Agreement, the terms of the Structural Intercreditor Agreement shall govern and control. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, prior to the payment in full of the Obligations and so long as the Structural Intercreditor Agreement shall remain in effect, any obligation of any Loan Party that requires (or any representation or warranty hereunder to the extent that it would have the effect of requiring) delivery of Collateral (including any endorsements related thereto) to, or the possession or control of Collateral by, the Agent, shall be deemed complied with and satisfied (or, in the case of any representation or warranty hereunder, shall be deemed to be true) if such delivery, possession or control of Collateral is otherwise in accordance with the Structural Intercreditor Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:	Urgently Inc.

	By:	/s/ Timothy C. Huffmyer
	Name:	Timothy C. Huffmyer
	Title:	Chief Financial Officer

[Signature Page to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LENDER:

Highbridge Tactical
By: Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director, Co-Chief Investment Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LENDER:

WHITEBOX MULTI-STRATEGY PARTNERS, L.P.
By: Whitebox Advisors LLC its investment manager

By:	/s/ Daniel Altabef
Name:	Daniel Altabef
Title:	Deputy CCO & Legal Counsel

LENDER:

WHITEBOX RELATIVE VALUE PARTNERS, L.P.

By:	/s/ Daniel Altabef
Name:	Daniel Altabef
Title:	Deputy CCO & Legal Counsel

LENDER:

PANDORA SELECT PARTNERS, L.P.
By: Whitebox Advisors LLC its investment manager

By:	/s/ Daniel Altabef
Name:	Daniel Altabef
Title:	Deputy CCO & Legal Counsel

LENDER:

WHITEBOX GT FUND, LP
By: Whitebox Advisors LLC its investment manager

By:	/s/ Daniel Altabef
Name:	Daniel Altabef
Title:	Deputy CCO & Legal Counsel

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LENDER:

ONEX CAPITAL SOLUTIONS HOLDINGS, LP

By:	/s/ Steve Gutman
Name:	Steve Gutman
Title:	General Counsel

AGENT:

ALTER DOMUS (US) LLC

By:	/s/ Emily Ergang Pappas
Name:	Emily Ergang Pappas
Title:	Head of Legal, North America

List of Schedules and

Exhibits

Schedule 2.1(a)	Commitments
Schedule 2.1(b)	Warrant and Fee Allocations
Exhibit A	Collateral Description
Exhibit B	[Reserved]
Exhibit C	Form of Assignment
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Intellectual Property Security Agreement
Exhibit F	Form of Compliance Certificate
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of Tax Compliance Certificates

Post-Closing Schedule